UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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Ciber, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6312 South Fiddler’s Green Circle, Suite 600E

Greenwood Village, Colorado 80111

To Our Shareholders:

On behalf of the Board of Directors of Ciber, I am pleased to invite you to the 2016 Annual Meeting of Shareholders of Ciber, Inc. We will be holding the meeting as a “virtual” meeting over the Internet on June 8, 2016, at 9:00am Mountain Time. Instructions for attending the virtual meeting are included in the attached proxy statement.

Included in our proxy statement are complete descriptions of the matters to be decided at our annual meeting. You will find that we are proposing the election of two members to our Board of Directors, advisory approval of the compensation of our named executive officers, and ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. Please give each of the proposals your careful consideration.

We value your participation in the governance of Ciber. You may participate by joining the annual meeting or by casting your votes by proxy. To make your voting experience as easy as possible, we have included a proxy card that you may complete and return to us. We have also provided instructions for voting electronically via the Internet or by telephone. The attached proxy statement includes detailed instructions for all of these voting options. If you have any questions about voting or attending the annual meeting, please contact our Corporate Secretary and let us know how we can help.

As always, we encourage every shareholder to communicate directly with Ciber’s management and with the Board of Directors. We look forward to hearing from you.

Sincerely,

Bobby G. Stevenson

Chairman of the Board of Directors

Greenwood Village, Colorado

April 29, 2016

6312 South Fiddler’s Green Circle, Suite 600E

Greenwood Village, Colorado 80111

NOTICE OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, June 8, 2016
Time:	9:00am Mountain Time
Location:	The 2016 Annual Meeting of Shareholders of Ciber, Inc. will be held as a “virtual” meeting via the Internet by accessing this website: www.virtualshareholdermeeting.com/CBR2016

Follow the directions at that website to log into the meeting. Use the twelve-digit number printed on your proxy card to register on the site. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.

Items of Business:	We will present the following proposals for your consideration at the annual meeting:
	1.	Elect two Class I Directors;
	2.	Seek advisory (non-binding) approval of the compensation of our named executive officers; and
	3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Each of these proposals is described in detail in our proxy statement that accompanies this notice. In addition, we will transact any other business that may properly come before the annual meeting, or any adjournment or postponement of the annual meeting.

Record Date:

Shareholders of record of Ciber common stock (NYSE: CBR) at the close of business on April 11, 2016, are entitled to vote at the meeting, or any adjournment or postponement of the meeting. A list of shareholders entitled to vote at the meeting will be available for examination at Ciber’s corporate offices for ten days prior to and during the annual meeting.

Proxy Voting:

We encourage you to cast your vote in advance of the meeting. This will ensure the presence of a quorum at the meeting. You may vote your shares by submitting a proxy card or by telephone or Internet. If you submit your proxy in advance of the meeting, you may revoke your proxy at any time and you may still vote your shares at the annual meeting (see the proxy statement for more information).

Your vote is important to us, so please contact us if you have any questions about the meeting or the voting process.

By order of the Board of Directors,

Bobby G. Stevenson

Chairman of the Board of Directors

Greenwood Village, Colorado

April 29, 2016

ciber® 2016 Proxy Statement 1

2 ciber® 2016 Proxy Statement

Part 1—Information Concerning Solicitation and Voting

Information about the Annual Meeting

Date:	Wednesday, June 8, 2016
Time:	9:00am Mountain Time
Location:	The 2016 Annual Meeting of Shareholders will be a “virtual” meeting, which means that there is no physical location. Instead, the meeting is conducted with all participants logged into a website:
www.virtualshareholdermeeting.com/CBR2016

Shares Entitled to Vote

Shareholders of record of Ciber common stock (NYSE: CBR) at the close of business on the Record Date, April 11, 2016, are entitled to vote at the annual meeting, or any adjournment or postponement of the annual meeting. Each shareholder entitled to vote at the annual meeting will be entitled to one vote per share of common stock. A list of shareholders entitled to vote at the annual meeting will be available for examination at Ciber’s corporate offices for ten days prior to and during the annual meeting. To request examination of the list, contact the Corporate Secretary and be prepared to reference the information on your proxy card to verify your status as a shareholder.

On the Record Date, there were 80,540,481 shares of common stock outstanding.

Attendance at the Virtual Annual Meeting

To attend the virtual annual meeting, log on to www.virtualshareholdermeeting.com/CBR2016 at least 15 minutes prior to the start of the meeting. Register on the website as a shareholder by using the twelve-digit number printed on your proxy card. During the virtual meeting, you may electronically submit your vote or change or revoke a prior vote. Select the “Vote” button and complete the information from your proxy card to verify your eligibility to vote. Be sure to characterize whether the vote is your first vote or the withdrawal of a prior vote. Your vote must be cast before the polls are closed.

Solicitation of Proxies

We pay the cost of printing and mailing all proxy and voting materials and all solicitation expenses associated with this proxy statement. The Board of Directors of Ciber is soliciting the proxy accompanying this proxy statement. Proxies may be solicited by Ciber’s officers, directors, and employees, none of whom will receive any additional compensation for such activity. In addition, MacKenzie Partners, Inc. may solicit proxies on our behalf. We anticipate that if they do so, the cost of MacKenzie’s services will not exceed $15,000. These solicitations may be made personally or by telephone, mail, email, or the Internet. We will reimburse brokerage firms, banks, and other fiduciaries for the expense of forwarding solicitation materials to their principals.

ciber® 2016 Proxy Statement 3

Revocation of Proxies

At any time prior to final tabulation of the votes on June 8, 2016, you may change your vote or revoke your proxy by following one of the procedures set forth below:

•

If you are a shareholder of record, deliver a letter, signed and in writing, to our Corporate Secretary stating your desire to revoke your proxy. The letter must be dated later than the date stated on the proxy you wish to revoke and must be received before the annual meeting. Address the letter to: Ciber, Inc., Attention: Corporate Secretary, 6312 South Fiddler’s Green Circle, Suite 600E, Greenwood Village, Colorado 80111.

•	If you are a beneficial shareholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
•

Attend the virtual annual meeting and submit your vote prior to the close of the polls. Attending the virtual annual meeting will not, absent specific instructions from you, revoke or alter your proxy.

Other Matters Related to Voting

Quorum.  Our bylaws provide that the holders of not less than a majority of the shares of common stock entitled to vote at the annual meeting must participate in order to constitute a quorum and conduct business at the annual meeting. We count on your participation by proxy or at the annual meeting to help us achieve a quorum. So we may verify that we have a quorum in advance of the annual meeting, please complete your proxy (by mail or electronically) and return it promptly.

Effect of Abstentions on Quorum.  The shares of a shareholder whose proxy card is marked to “abstain” with respect to any proposal will be included in the number of shares present at the annual meeting to determine whether a quorum is present.

Brokers.  If your shares are held in the name of a bank or broker, the process for voting by mail, telephone or Internet will depend on the processes of your bank or broker, and you should follow the voting instructions on the form you receive from your bank or broker. If you wish to vote the shares you own beneficially at our annual meeting, you must first request and obtain a legal proxy from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. See the full description of each proposal, below, for a complete description of how uninstructed shares impact the vote on a given proposal.

Online Availability of Information.    Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials, which include our notice of annual meeting, proxy statement and annual report to shareholders over the internet. On or about April 29, 2016, we will mail a Notice of Internet Availability of Proxy Materials to our shareholders as of the Record Date and,  such shareholders will have the ability to access all of the proxy materials on a website referened at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials are available without charge.

Householding.  Under a procedure called “householding,” we hope to reduce the environmental impact and cost of the proxy process by sending a single copy of our proxy materials when multiple shareholders share an address and have requested proxy materials in hard copy. Any shareholder at such an address may ask to receive a separate copy of this proxy statement and all related materials. If you wish to receive

4 ciber® 2016 Proxy Statement

a separate copy, contact us and we will promptly mail a complete set to you: Ciber, Inc., Attention: Corporate Secretary—Annual Meeting Document Request, 6312 South Fiddler’s Green Circle, Suite 600E, Greenwood Village, Colorado 80111.

If you have requested to receive proxy materials in hard copy and are receiving multiple copies of our proxy materials at your address, you may request householding in the future. Registered shareholders may send that request to our transfer agent, while beneficial shareholders will need to contact each broker or bank where you hold Ciber common stock.

This proxy statement is dated April 29, 2016 and is first being made available to shareholders on or about April 29, 2016.

ciber® 2016 Proxy Statement 5

Part 2—Proposals to Be Voted On

Proposal Summary

The following proposals will be voted on at the 2016 Annual Meeting of Shareholders:

		More Information About the Proposal	Board Recommendation
Proposal 1:	Elect two Class I Directors Mark Floyd Bobby G. Stevenson	Page 7	✓	For the Nominees
Proposal 2:	Advisory vote to approve the compensation of our named executive officers	Page 9	✓	For
Proposal 3:	Ratification of the appointment of independent registered public accounting firm	Page 10	✓	For

The following chart summarizes the voting standards and handling of uninstructed shares applicable to each of the proposals to be voted on at the 2016 Annual Meeting of Shareholders:

		Voting Standard	Treatment of Uninstructed Shares held by Brokers or Custodians
Proposal 1:	Election of Directors	Majority Present and Entitled to Vote	Not entitled to vote and therefore no effect

Proposal 2:	Advisory vote to approve the compensation of our named executive officers	Majority Present and Entitled to Vote	Not entitled to vote and therefore no effect

Proposal 3:	Ratification of the appointment of independent registered public accounting firm	Majority Present and Entitled to Vote	May be voted at discretion of brokers and custodians and are counted in results

6 ciber® 2016 Proxy Statement

Voting Instructions

You may cast your vote by any of the methods listed below. Please refer to the detailed instructions included with your proxy for submission deadlines and step-by-step instructions.

Voting Prior to the Annual Meeting

Mail	Telephone	Internet
Complete, date, and sign your proxy card. Follow the instructions on the proxy card and mail it in the pre-paid envelope that we have provided.

Call the toll-free telephone number provided with your proxy card. Follow the telephone instructions on the proxy card. You must be prepared to provide the twelve-digit number printed on your proxy card. Be sure to call prior to 9:59pm Mountain Time on June 7, 2016.

Access the website listed on the proxy card (www.proxyvote.com) and follow the instructions to log on, including a step where you must provide the twelve-digit number printed on your proxy card. The deadline for electronic voting is 9:59pm Mountain Time on June 7, 2016.

•

Important notes about voting prior to the annual meeting:

     Voting in advance of the meeting does not limit your right to attend or vote at the annual meeting.

     You may revoke your proxy or amend your vote at any time prior to the annual meeting by following the procedures set forth in this proxy statement.

Voting During the Annual Meeting

You may vote electronically during the virtual annual meeting prior to the announcement that the polls are closed. To vote electronically during the annual meeting, be sure you are logged on to www.virtualshareholdermeeting.com/CBR2016, follow the instructions, be ready to provide the twelve-digit number printed on your proxy card, and register your vote.

PROPOSAL 1

Election of Directors

We ask you to elect two nominees to serve as Class I Director for the ensuing three-year term to expire in 2019, or until a successor is elected and qualified. The Nominating/Corporate Governance Committee, with the approval of the non-incumbent members of the Board, has nominated the following individuals for re-election as Class I Directors (see “Directors and Executive Officers—Class I Directors”):

Name	Age	Director Since
Mark Floyd	60	2015
Bobby G. Stevenson	74	1974

If either of the nominees becomes unavailable or unwilling to serve as a director, persons named in the proxy intend to cast votes for which they hold proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why either of the nominees would be unable or unwilling to serve on the Board.

Directors are elected by a majority of votes of shares of the Company present in person or by proxy and entitled to vote at the annual meeting on the election of directors in uncontested elections. As a result, a ciber® 2016 Proxy Statement 7

nominee for director can be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. To address the potential for a “holdover director” situation in which, under Delaware law, a director remains on the Board of Directors until his or her successor is elected and qualified, our bylaws require each director nominee to submit an irrevocable resignation in advance of the vote of our shareholders. This resignation is contingent upon both the nominee not receiving the required vote for re-election and acceptance of the resignation by the Board of Directors pursuant to its policies and our Corporate Governance Guidelines.

If a director nominee receives more “against” votes than “for” votes for their election, after receipt of the certified results of the shareholder vote pertaining to such election, our Nominating/Corporate Governance Committee of our Board of Directors will, in light of the best interests of the Company and its shareholders make a recommendation to the Board of Directors regarding the acceptance or rejection of such resignation. In considering whether to recommend accepting or rejecting the tendered resignation, the Nominating/Corporate Governance Committee will consider all factors deemed relevant by such committee, including, without limitation, (1) the impact of the acceptance of the resignation on our New York Stock Exchange (“NYSE”) listing or other regulatory requirements, (2) the financial impact of the acceptance of the resignation (including, for example, amounts that may become payable under executive compensation or other agreements), (3) the unique qualifications of the director whose resignation has been tendered (including, for example, whether the director serves on the Audit Committee as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), (4) the reasons that the Nominating/Corporate Governance Committee believes are the reasons that shareholders cast votes against the election of such director (including, for example, whether the director was the target of a "vote no" campaign on an illegitimate or wrongful basis), and (5) any alternatives for addressing the reasons for the "against" votes (including, for example, rejection of the resignation coupled with a commitment to seek to address and cure such underlying reasons).

The Board of Directors will take formal action on the Nominating/Corporate Governance Committee’s recommendation no later than 90 days following the receipt of the certified results of the shareholder vote pertaining to such election. In considering the Nominating/Corporate Governance Committee's recommendation, the Board of Directors will consider the information, factors and alternatives considered by the Nominating/Corporate Governance Committee and such additional information, factors and alternatives as the Board of Directors deems relevant. If the Board of Directors accepts the resignation of a director who is an unsuccessful incumbent, or if in a non‑contested election a nominee for director who is not an incumbent director does not receive a majority vote, then the Board of Directors may fill the resulting vacancy, or may decrease the size of the Board of Directors in accordance with our bylaws.

Cumulative voting is not permitted. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results. Unless otherwise indicated on the proxy card, proxies will be voted FOR the election of the director nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES

8 ciber® 2016 Proxy Statement

PROPOSAL 2

Advisory Vote to Approve the Compensation of our Named Executive Officers

We believe that the shareholder advisory vote on executive compensation represents one of the most important forms of shareholder feedback. In early 2015, we conducted significant shareholder outreach efforts and following our 2015 Annual Meeting, our executive management team continued our extensive shareholder outreach program throughout the rest of the year. In addition to ongoing dialogue we have with our key investors, we also conducted investor roadshows in 2015 in Portland, Boston, and New York City and in 2016, we have met with or are scheduled to meet with investors in Dallas, Chicago and Milwaukee.

Following shareholder discussions in late 2014 and early 2015, we instituted a number of changes to our compensation program, including the following key 2015 program changes:

•

Lower target total compensation opportunities for our named executive officers (2015 annualized target compensation was more in line with market practices and was generally lower than 2013 and 2014 levels);

•

Introduction of performance-vesting equity awards (“PRSUs”) focusing on long-term value creation (vesting based on EBITA (as defined in the “Compensation Discussion and Analysis” section of this proxy statement) performance and total shareholder return during a three-year performance period);

•	Reduced emphasis on time-vested equity awards (awards are and will be increasingly weighted toward performance-vesting equity); and
•	Annual incentive program based on annual performance (eliminated quarterly payouts).

We believe that these changes are consistent with the feedback received from our shareholders and demonstrate our commitment to a strong pay for performance philosophy. The program changes are described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 30.

As required by Section 14A of the Exchange Act, we are asking for your non-binding advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables below). We believe that it is beneficial to seek the vote of our shareholders on the design and effectiveness of our executive compensation program on an annual basis.

The Board of Directors asks you to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion.”

As an advisory vote, this proposal is not binding on the Company or the Board of Directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions of our shareholders and considers the outcome of the prior shareholder votes in making compensation decisions. The Compensation Committee, as well as the Board of Directors, intends to continue taking into account the outcome of future shareholder votes in its deliberations on executive compensation matters.

ciber® 2016 Proxy Statement 9

Approval of this proposal requires the affirmative vote of a majority of shares of the Company present in person or by proxy at the annual meeting and entitled to vote on the proposal. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results. Unless otherwise indicated on the proxy card, proxies will be voted FOR approval of the compensation of named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Services provided to Ciber, Inc. and its subsidiaries by Ernst & Young LLP in fiscal years 2015 and 2014 are described below (see “Independent Registered Public Accounting Firm—Auditor Fees and Services”).

Ernst & Young LLP audited our consolidated financial statements for the fiscal year ended December 31, 2015.

We are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although shareholder ratification is not required by our bylaws or otherwise, the Board believes that submitting the selection of Ernst & Young LLP to the shareholders for ratification is advisable as a matter of good corporate practice. If the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider whether or not to retain Ernst & Young LLP; however, the Audit Committee may select Ernst & Young LLP notwithstanding the failure of the shareholders to ratify this appointment. If the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Ciber and its shareholders.

Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and make any statements if they desire to do so.

Approval of this proposal requires the affirmative vote of a majority of shares of the Company present in person or by proxy at the annual meeting and entitled to vote on the proposal. Brokers and other custodians are entitled to vote uninstructed shares on this proposal and such votes will be counted in evaluating the results. Please contact your broker or other custodian for information on their voting policy with respect to uninstructed shares. Unless otherwise indicated on the proxy card, proxies will be voted FOR the ratification of the appointment of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2016

10 ciber® 2016 Proxy Statement

Part 3—Beneficial Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock on April 22, 2016 (unless noted otherwise). The table includes stock options exercisable for shares of common stock within sixty days of April 22, 2016 and Restricted Stock Unit (“RSU”) awards that will vest within sixty days of April 22, 2016, held by (i) each person or group of persons known by us to own beneficially more than 5% of the outstanding common stock, (ii) each of our directors and director nominees, (iii) each Named Executive Officer (as identified and defined in “Executive Compensation” below), and (iv) all of our executive officers and directors as a group. All information is taken from or based upon ownership filings made by such persons with the SEC and other information provided by such persons to us. Unless otherwise indicated, (i) the beneficial owners listed below have sole voting and investment power with respect to the shares reported as owned and (ii) the address for all of the beneficial owners listed below is 6312 South Fiddler’s Green Circle, Suite 600E, Greenwood Village, Colorado, 80111. On April 22, 2016, there were 80,616,915 shares of common stock outstanding.

	Amount and Nature of	Percentage of
	Beneficial Ownership	Class(1)
Named Executive Officers, Directors and Director Nominees:
Michael Boustridge(2)	901,080	1.1%
Christian Mezger(3)	363,646	* %
Tina Piermarini(4)	117,415	* %
M. Sean Radcliffe(5)	165,620	* %
Eric Stine	7,191	*
Richard K. Coleman, Jr.	66,918	* %
H. Paulett Eberhart(6)	23,840	* %
Mark Floyd	33,495	* %
Mark Lewis	23,537	* %
Bobby G. Stevenson(7)	6,550,308	8.1%
All current directors and executive officers as a group (10 persons)(8)	8,253,050	9.2%

5% Shareholders:
Invesco Ltd.(9)	7,488,848	9.4%
BlackRock, Inc.(10)	7,252,265	9.1%
Dimensional Fund Advisors LP(11)	5,877,767	7.3%
Frontier Capital Management Co., LLC(12)	5,179,055	6.5%

*Less than 1%

(1)

Shares of common stock subject to RSUs or stock options currently exercisable or exercisable within 60 days following April 22, 2016, are deemed outstanding for computing the share ownership and percentage of the person holding such RSUs or stock options, but are not deemed outstanding for computing the percentage of any other person. The percentage of our common stock owned by each of our executive officers and directors was calculated using the total number of shares of our common stock outstanding as of April 22, 2016. The aggregate percentage of our common stock owned by each of Invesco Ltd. (“Invesco”), BlackRock, Inc. (BlackRock”), Dimensional Fund Advisors LP (“Dimensional”) and Frontier Capital Management Co., LLC (“Frontier”) was calculated using the total number of shares of common stock outstanding as of December 31, 2015. The total number of shares of common stock outstanding as of December 31, 2015, was 80,056,821.

ciber® 2016 Proxy Statement 11

(2)

Mr. Boustridge’s beneficial ownership includes (i) 45,872 RSUs that will vest within 60 days of April 22, 2016, (ii) vested options to purchase 356,657 shares of common stock and (iii) options to purchase 33,968 shares of common stock exercisable within 60 days of April 22, 2016.

(3)	Mr. Mezger’s beneficial ownership includes (i) 39,930 RSUs that will vest within 60 days of April 22, 2016, (ii) vested options to purchase 95,000 shares of common stock.
(4)	Ms. Piermarini’s beneficial ownership includes 14,456 RSUs that will vest within 60 days of April 22, 2016.
(5)	Mr. Radcliffe’s beneficial ownership includes (i) 18,232 RSUs that will vest within 60 days of April 22, 2016, (ii) vested options to purchase 100,000 shares of common stock.
(6)	Ms. Eberhart’s beneficial ownership includes 2,503 RSUs that will vest within 60 days of April 22, 2016.
(7)

Mr. Stevenson’s beneficial ownership includes: (i) 6,080,306 shares of common stock held by the Bobby G. Stevenson Revocable Trust, of which Mr. Stevenson is the Settlor, Trustee, and Beneficiary; (ii) 10,000 vested and exercisable options owned directly by Mr. Stevenson; (iii) 360,000 shares of common stock held by the Dixie Foundation, which is governed by a four member board of directors controlled by Mr. Stevenson’s family members; and (iv) 100,002 shares of common stock held in an IRA account.

(8)

The total beneficial ownership reported includes an aggregate of (i) 120,993 RSUs that will vest within 60 days of April 22, 2016, (ii) vested options to purchase 561,657 shares of common stock and (iii) options to purchase 33,968 shares of common stock exercisable within 60 days of April 22, 2016.

(9)

On February 3, 2016, Invesco filed a Schedule 13G/A with the SEC reporting investment in our common stock as of December 31, 2015. Based exclusively on the information contained therein, Invesco held sole voting and sole dispositive power over the shares of our common stock reported therein. The address for Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.

(10)

On January 26, 2016, BlackRock filed a Schedule 13G/A with the SEC reporting investment in our common stock as of December 31, 2015. Based exclusively on the information contained therein, BlackRock held sole voting power over 7,064,947 shares and sole dispositive power over 7,252,265 shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10022.

(11)

On February 9, 2016, Dimensional filed a Schedule 13G/A with the SEC reporting investment in our common stock as of December 31, 2015. Based exclusively on the information contained therein, Dimensional held sole voting power over 5,877,767 shares and sole dispositive power over 6,076,304 shares of our common stock. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(12)

On February 11, 2016, Frontier filed a Schedule 13G/A with the SEC reporting investment in our common stock as of December 31, 2015. Based exclusively on the information contained therein, Frontier held sole voting power over 1,624,813 shares and sole dispositive power over 5,179,055 shares of our common stock. The address for Frontier is 99 Summer Street, Boston, MA 02110.

12 ciber® 2016 Proxy Statement

Part 4—Directors and Executive Officers

Our Board of Directors

Each year at our annual meeting, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of the current Class I Directors (Mark Floyd and Bobby G. Stevenson) will expire at this 2016 Annual Meeting of Shareholders. The Nominating/Corporate Governance Committee has nominated Messrs. Floyd and Stevenson for election at the 2016 Annual Meeting of Shareholders as Class I Directors. The terms of the Class II Directors (Michael Boustridge and H. Paulett Eberhart) will expire in 2017 and the terms of the Class III Directors (Richard K. Coleman, Jr. and Mark Lewis) will expire in 2018.

The following table sets forth our directors and nominees, their ages, positions currently held with us, the year elected, and class of directorship.

Name	Age	Position	Director Since	Class (Term Exp.)
Michael Boustridge	53	Director	2012	Class II (2017)
Richard K. Coleman, Jr.	59	Director	2014	Class III (2018)
H. Paulett Eberhart	63	Director	2015	Class II (2017)
Mark Floyd	60	Director	2015	Class I (2016)
Mark Lewis	53	Director	2015	Class III (2018)
Bobby G. Stevenson	74	Chairman, Director and Founder	1974	Class I (2016)

Pursuant to our bylaws, vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the size of the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Currently, our Board of Directors has set our Board size at six members.

ciber® 2016 Proxy Statement 13

Class I Directors

Mark Floyd Partner TDF Ventures
Service to Ciber

Mr. Floyd has been a member of our Board of Directors since June 2015. In 2015, he served as the Chair of the Compensation Committee and as a member of the Audit Committee and he will continue to serve in the same capacity in 2016.

Relevant Experience

Mr. Floyd is a partner at TDF Ventures, a leading venture capital firm based in Washington DC. From 2012 to 2015 he was the Chief Executive Officer and Chairman of the Board of Directors of Cyan, Inc., a company dedicated to enabling software-defined network transformation through engineering innovation and customer-first culture that was acquired by Ciena Corporation in 2015.  Prior to Cyan, Mr. Floyd served as the Chief Executive Officer of SafeNet. Before joining SafeNet, Mr. Floyd was the Chief Executive Officer at Entrisphere, a leading broadband access supplier that was sold to Ericsson in 2007.  Mr. Floyd also was a founder and Chief Executive Officer of broadband pioneer Efficient Networks, which went public in 1999 and was ultimately sold to Siemens for $1.5 billion in 2001. He has also been a venture partner at El Dorado Ventures and Crosspoint Ventures, and he has held executive positions at NetWorth, Interphase, Scott Instruments, and Texas Instruments. Mr. Floyd attended the University of Texas, where he received a B.B.A. in finance.

Contribution to Board

Mr. Floyd’s significant experience in the technological landscape with varied leadership positions make him qualified to understand Ciber’s business objectives. These are the significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Floyd should serve as a director of Ciber.

Service on Other Boards	Mr. Floyd was a member of the Board of Directors of Riverbed Technology (NYSE: RVBD) until 2015, and from 2012 to 2015, he was Chairman of the Board of Cyan, Inc.

14 ciber® 2016 Proxy Statement

Bobby G. Stevenson Co-Founder Ciber Inc.
Service to Ciber

Mr. Stevenson is a founder of the Company and has been serving as a Director since 1974. He has served as Chairman of the Board since June 2015 and previously served as Chairman from 1994 to 2010. He was a key figure in Ciber's formation and the ensuing growth of the Company.

Relevant Experience

Mr. Stevenson served as Vice President in charge of recruiting and management of the Company's technical staff from 1974 until November 1977, when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for management of all of our operations and Ciber's growth and development throughout that period.

Contribution to Board

Mr. Stevenson continues to utilize his long-term management experience with the Company and his extensive knowledge of the IT industry in his role on our Board of Directors and as the Company’s Chairman. Mr. Stevenson's insights and perspectives as a founder of the Company and our prior Chief Executive Officer make him qualified to understand our business, our competitors and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Stevenson should serve as a director of Ciber.

ciber® 2016 Proxy Statement 15

Class II Directors

Michael Boustridge Chief Executive Officer
Service to Ciber

Mr. Boustridge was appointed as our Chief Executive Officer in June  2014 and was appointed to our Board of Directors in March 2012. Mr. Boustridge served on the Board’s Compensation and Nominating/Corporate Governance Committees in 2014, until his appointment as Chief Executive Officer.

Relevant Experience

Prior to his appointment as our Chief Executive Officer, Mr. Boustridge was the Chief Executive Officer of Contact Solutions, a leading customer enablement company from 2013 to 2014. From 2006 to 2011, he served as President of British Telecom ("BT") Global Services Multi-National Corporations, where he had responsibility for all aspects of BT's operations and performance for the global multi-national corporations, including BT Professional Services and BT Global Financial Services sector. Prior to being appointed to that role, he held various positions with BT, including President of the America, Canada, and Asia Pacific Divisions. Prior to joining BT, he served as Chief Sales and Chief Marketing Officer at Electronic Data Systems, LLC, which he joined in 1996 from Hitachi Data Systems.

Contribution to Board

Mr. Boustridge brings to our Board of Directors his extensive global experience in IT services and his proven track record of strategic planning in successful service delivery and operational results for global companies. His international experience allows him to bring a global perspective to the Board. This together with his experience as a senior executive officer in the technology industry are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Boustridge should serve as a director of Ciber.

Service on Other Boards

In 2015, Mr. Boustridge served on the Board of Directors and the Compensation Committee for Riverbed Technology, Inc. (NASDAQ: RVBD), a publicly-traded technology company that specializes in improving the performance of networks and networked applications, and on the Board of Directors of Cyan Inc. (NASDAQ: CYNI), a leading publicly-traded SDN company. Mr. Boustridge is on the Advisory Board of Any Presence, Inc., a privately-held cloud-based mobile platform company. He also serves on the board of one private company, DYN. He is also a member of the Board of Trustees of the XPRIZE Foundation, an educational nonprofit organization with the mission to bring about radical breakthroughs for the benefit of humanity, to inspire industries and to revitalize markets.

16 ciber® 2016 Proxy Statement

H. Paulett Eberhart Chairman and Chief Executive Officer HMS Ventures
	Service to Ciber	Ms. Eberhart was appointed to our Board of Directors in September 2015 and serves as Chair of the Audit Committee.
Relevant Experience

Ms. Eberhart currently serves as Chairman and Chief Executive Officer of HMS Ventures, a privately held business involved with technology services and the acquisition and management of real estate.  From January 2011 through March 2014, she served as the President and Chief Executive officer of CDI Corp. (“CDI”), a provider of engineering and information technology outsourcing and professional staffing services.  She served as a consultant to CDI from April 2014 through December 2014.  Ms. Eberhart also served as Chairman and Chief Executive Officer of HMS Ventures from January 2009 until January 2011.  She served as President and Chief Executive Officer of Invensys Process Systems, Inc. (“Invensys”), a process automation company, from January 2007 to January 2009.  From 1978 to 2004, she was an employee of Electronic Data Systems Corporation (“EDS”), an information technology and business process outsourcing company, and held roles of increasing responsibility over time, including senior level financial and operating roles.  From 2003 until March 2004, Ms. Eberhart was President of Americas of EDS, and from 2002 to 2003 she served as President of Solutions Consulting at EDS. Ms. Eberhart is a Certified Public Accountant.

Contribution to Board

For more than 30 years, Ms. Eberhart has worked in top-level global corporate IT services environments and offers a proven track record identifying new industries, lines of business and leadership opportunities; setting and executing strategy; relentlessly ensuing financial performance; and pursuing a client-focused philosophy for developing and maintaining the relationships integral to success. Her depth of leadership and financial expertise make her qualified to understand our business, our competitors, and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Ms. Eberhart should serve as a director of Ciber.

Service on Other Boards

Currently, Ms. Eberhart is a member of the Board of Directors, Lead Director and Chairperson of the Governance and Risk Committee with Anadarko Petroleum Corporation (NYSE: APC). She also serves on the Board of Directors of LPL Financial Holdings Corporation (NYSE: LPL) and a member of the Audit Committee. From 2013 to 2016, she was a member of the Board of Directors, Compensation Committee and Chairperson of the Audit Committee of Cameron Corporation (NYSE: CAM).  From 2011 to 2014, she was a member of the Board of Directors of CDI Corporation (NYSE: CDI). From 2004 to 2014, she was a member of the Board of Directors, Nominating and Governance Committee, and Chairperson of Compensation Committee with Advanced Micro Devices (NYSE: AMD). From 2010 to 2011, she was a member of the Board of Directors, Organization and Compensation Committee of Fluor Corporation. From 2009 to 2011, she was a member of the Board of Directors, and Audit Committee at eSilicon. From 2005 to 2007 she was a Board Member of Solectron.

ciber® 2016 Proxy Statement 17

Class III Directors

Richard K. Coleman, Jr. President and Chief Executive Officer Crossroads Systems, Inc.
Service to Ciber

Mr. Coleman has been a member of our Board of Directors since April 2014. In 2015, he served as a member of the Audit Committee and the Nominating/Corporate Governance Committee and he will continue to serve in the same capacity in 2016.

Relevant Experience

Mr. Coleman is the President and Chief Executive Officer of Crossroads Systems, Inc., an intellectual property licensing company. He is also the founder and President of Rocky Mountain Venture Services, a firm that assists companies in planning and launching new business ventures and restructuring initiatives. Previously, Mr. Coleman served in a variety of senior operational roles including Chief Executive Officer of Vroom Technologies Inc., Chief Operating Officer of MetroNet Communications, and President of US West Long Distance. He also previously held significant officer level positions with Frontier Communications, Centex Telemanagement and Sprint Communications. Mr. Coleman began his career as an Air Force Telecommunications Officer managing Department of Defense R&D projects and has served as an adjunct professor for Regis University's graduate management program and is a guest lecturer for Denver University, focusing on leadership and ethics. Mr. Coleman holds a bachelor's degree from the United States Air Force Academy, an MBA from Golden Gate University, and is a graduate of the United States Air Force Communications Systems Officer School.

Contribution to Board

Mr. Coleman has extensive experience as a senior executive in the information technology marketplace, as well as significant management consulting experience with a focus on restructuring and growth initiatives. This combination of experience makes him qualified to understand our business, our competitors, and our current position in the marketplace, and to provide meaningful guidance to the board in implementing future strategic initiatives.

Service on Other Boards

In addition to being President and Chief Executive Officer of Crossroads System, Inc. (NASDAQ: CRDS), Mr. Coleman also serves on its board. Since May 2014, Mr. Coleman has also served on the board of Hudson Global, Inc. (NASDAQ: HSON), a leading worldwide provider of specialized recruitment, talent management and recruitment process outsourcing (RPO) services, where he also is a member of the Nominating/Corporate Governance and Strategy Committees and serves as Chairman of the Compensation Committee. In addition to his prior board experience with a variety of non-profit and private companies, Mr. Coleman previously served on the boards of NTS, Inc., a broadband services and telecommunications company (from 2012 until its sale in 2014); Aetrium Incorporated, a manufacturer of electromechanical equipment used in the handling and testing of semiconductor devices (2013 to 2014); and On Track Innovations Ltd., one of the pioneers of cashless payment technology (2012 to 2014).

18 ciber® 2016 Proxy Statement

Mark Lewis Chairman and Chief Executive Officer Formation Data Systems
	Service to Ciber	Mr. Lewis has been a member of our Board of Directors since June 2015 and serves as Chair of the Nominating/Corporate Governance Committee.
Relevant Experience

Since September 2012, Mr. Lewis has been the Chairman and Chief Executive Officer of Formation Data Systems, a software company delivering a revolutionary dynamic storage services platform for IT cloud computing, as well as a senior advisor to Silver Lake, a technology company investment firm. From February 2010 to April 2015, Mr. Lewis also served on the board of Riverbed Technology, Inc., a publicly traded IT company. Mr. Lewis served as Chief Strategy Officer and President of EMC Ventures, an information infrastructure technology and solutions company, from October 2010 to February 2012. Mr. Lewis' prior roles at EMC included President of the Content Management and Archiving Division, Chief Development Officer, Chief Technology Officer and co-leader of the EMC Software Group. Mr. Lewis joined EMC in July 2002 from Hewlett-Packard/Compaq, where he was Vice President and General Manager of Compaq's Enterprise Storage Group. From 1998 to 1999, Mr. Lewis led Compaq's Enterprise Storage Software Business after serving for two years as Director of Engineering for Multi Vendor Online Storage. Before that, he spent 13 years in storage-related engineering and product development at Digital Equipment Corporation, a computer manufacturing company. He holds a B.S. in Mechanical Engineering from University of Colorado, Boulder. He has studied Business Law, Marketing, and Accounting for an MBA at University of Colorado, Colorado Springs, and he attended the Executive Education Program at the Harvard Business School.

Contribution to Board

Mr. Lewis brings to our Board of Directors his extensive engineering and IT services expertise, as well as significant experience in business management and leadership positions with several multi-national technology companies. These are the significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Lewis should serve as a director of Ciber.

Service on Other Boards	Mr. Lewis served on the Board of Riverbed Technology, Inc. (NASDAQ: RVBD) from 2010 to 2015.

ciber® 2016 Proxy Statement 19

Director Selection Process

We believe that our directors must bring the skill mix and experience necessary to perform the Board of Directors’ oversight function effectively. Prospective Board members are identified by a combination of methods, including use of search firms, studying other boards, word-of-mouth in industry circles, inquiries of outside professionals, and recommendations made to us. Although we do not have a formal policy with regard to diversity when considering candidates for director, our Nominating/Corporate Governance Committee looks at the entirety of our Board and seeks to add skills and experience that complement other members of the Board, rather than director nominees who may represent a particular constituency. We value, encourage, and draw upon diverse viewpoints, believing that they add perspective and creativity to our discussion of business issues and challenges. The Nominating/Corporate Governance Committee considers a number of factors for Board nominees including, but not limited to, the following:

•	bringing diversity to the Board;
•	direct experience with international business and transactions;
•	experience in marketing and sales;
•	experience as a chief executive, chief operating or chief financial officer;
•	knowledge of our industry;
•	experience with finance, accounting, internal audit and other financial matters;
•	an understanding and experience with the fiduciary responsibilities of directors to shareholders;
•	leadership skills;
•	demonstration of sound business judgment;
•	global perspective and experience;
•	interpersonal effectiveness;
•	personal integrity;
•	experience with acquisitions; and
•	the number of other boards and committees on which a candidate serves.

In recruiting Board members to serve on a designated committee, the Nominating/Corporate Governance Committee also takes into account skills and experience specific to that committee. For example, our objective is to recruit Audit Committee members who are financial experts or financially literate.

Stockholder Agreement

On March 29, 2015, we entered into a stockholder agreement (the “Stockholder Agreement”) with Bobby G. Stevenson, the 1989 Bobby G. Stevenson Revocable Trust, the Bobby G. Stevenson Revocable Trust, and the Dixie Foundation (together with their affiliates and associates, the “Stockholder Group”).

20 ciber® 2016 Proxy Statement

Pursuant to the Stockholder Agreement, among other things, the Board of Directors agreed (i) to nominate Bobby G. Stevenson as a director of the Board at the 2016 Annual Meeting of Shareholders to serve a three-year term and (ii) following the 2015 Annual Meeting of Shareholders, to appoint Mr. Stevenson as acting Chairman of the Board with no compensation for such service until such time as the Board of Directors appoints a new Chairman of the Board to replace Mr. Stevenson. Pursuant to the Stockholder Agreement, the Stockholder Group has agreed to vote their shares in accordance with all of the nominations and proposals recommended by the Board until one day after the 2017 Annual Meeting of Shareholders.

The Stockholder Agreement includes customary standstill provisions, subject to certain exceptions. The Stockholder Group agreed to not disclose certain confidential information concerning the business and affairs of the Company. Each party further agreed not to publicly disparage or criticize the other party.

Director Compensation

Our Board of Directors periodically reviews and establishes the compensation of our non-employee directors based on recommendations from the Compensation Committee. In setting director compensation, we review, among other things, director compensation surveys in publications for boards of directors and the publicly-available data of our compensation peer group (see “Compensation Discussion and Analysis” below for a detailed discussion of our compensation peer group).

The following table sets forth the components of the non-employee director compensation program that were in effect for 2015:

			Value of Initial RSU
	Annual Cash		Awards for New
	Retainer—		Directors Upon
	Board	Annual Cash	Election or
	Membership and	Retainer—	Appointment
	Committee	Committee	to the Board of	Value of Annual
2015 Non-Employee Director	Chairmanships	Memberships	Directors	RSU Awards
Compensation	($)	($)	($)	($)
All Non-Employee Directors of the Board	50,000	—	100,000	100,000
Chairman of the Board	60,000	—	—	—
Audit Committee	30,000	15,000	—	—
Compensation Committee	20,000	10,000	—	—
Nominating/Corporate Governance Committee	10,000	5,000	—	—

The RSU awards granted upon initial service as a non-employee director are based on the average closing price for our common stock for the 30 days preceding the grant and vest in equal quarterly installments over a period of three years. The annual RSU awards to non-employee directors are granted based on the average closing price for our common stock for the 30 days preceding the grant and vest in equal quarterly installments over a period of one year. Employee directors receive no additional compensation for serving on our Board of Directors. All equity awards are made under our Amended and Restated 2004 Incentive Plan.

Director Stock Ownership and Retention Policy.  In 2014 we increased the minimum stock holding for non-employee directors to $300,000. Our current non-employee directors have until January 1, 2019 to meet this increased holding requirement. Any newly elected non-employee director will have until the later of January 1, 2019 or five years from the date of his or her initial election or appointment to our Board of Directors to meet this stock ownership requirement. In addition, all non-employee directors are also required to hold at least 50% of any shares of our common stock acquired upon the vesting of any stock awards or ciber® 2016 Proxy Statement 21

exercise of stock options through the non-employee director compensation program for at least a six-month period after such vesting or exercise.

Other Benefits.  We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and shareholders’ meetings and at other Company-sponsored events. We also have made health care insurance and long-term care insurance available to our non-employee directors and their spouses, in which the non-employee directors may participate at their option. The cost to us of long-term care insurance depends upon the age of the director or spouse electing to participate. Except as set forth below for Messrs. Stevenson and Kurtz (see the notes to the “2015 Director Compensation Table” below), our non-employee directors receive no other perquisites.

2015 Director Compensation Table

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)
Bobby G. Stevenson(4)	53,750	99,345	36,032	189,127
Richard K. Coleman, Jr.	58,750	99,345	—	158,095
H. Paulett Eberhart(5)	12,500	96,697	1,929	111,126
Mark Floyd(5)	37,500	100,286	—	137,786
Jean-Francois Heitz	90,000	99,345	—	189,345
Paul A. Jacobs(6)	180,000	99,345	—	279,345
Stephen S. Kurtz(7)	85,000	99,345	11,382	195,727
Kurt J. Lauk(8)	35,000	33,114	—	68,114
Mark Lewis(5)	30,000	108,068	—	138,068
James C. Spira(6)	122,500	99,345	—	221,845

(1)

The amounts reported in this column represent the grant date fair value of the shares of our common stock subject to the annual RSU awards granted in 2015. The grant date fair values of these RSU awards were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”).

(2)

We did not grant any options to purchase shares of our common stock to our non-employee directors in 2015. The aggregate number of vested and outstanding stock options and unvested RSU awards held by each of our non-employee directors as of December 31, 2015, was as follows:*

Name	Options	RSUs
Bobby G. Stevenson	10,000	7,572
Richard K. Coleman, Jr.	—	19,420
H. Paulett Eberhart	—	27,527
Mark Floyd	—	26,265
Jean-Francois Heitz	—	7,572
Stephen S. Kurtz	20,000	7,572
Mark Lewis	—	24,015

*            Under the SEC rules and regulations, Messrs. Jacobs, Lauk and Spira were not Section 16 reporting persons as of December 31, 2015, and as a result, they are not reported in this footnote.

22 ciber® 2016 Proxy Statement

(3)

Consists of long-term care and health insurance premiums for Ms. Eberhart and Messrs. Stevenson and Kurtz, and with respect to Messrs. Stevenson and Kurtz, the amounts as set forth in footnotes 4 and 5, respectively, to this table below.

(4)

Includes the value of insurance premiums and other benefits provided to Mr. Stevenson pursuant to an agreement with the Company entered into when he resigned as Chairman of our Board of Directors on April 11, 2010. In connection with the change in his role, our Board of Directors approved certain perquisites and other benefits for Mr. Stevenson in recognition of his status as the Company’s Founder, which are conditioned upon his compliance with certain restrictions. Such perquisites and other personal benefits, which are reported in the “All Other Compensation” column of the 2015 Director Compensation Table are as follows: (i) office space through July 31, 2016 (2015 value $28,692) and (ii) health care insurance for Mr. Stevenson and his spouse, while he is a member of our Board of Directors (2015 value $7,340).

In addition, we have agreed to continue paying health care insurance for Mr. Stevenson and his spouse for three years after he ceases to be a member of our Board of Directors, subject to certain limitations. In addition, Mr. Stevenson will be eligible to participate in the Company’s health care insurance plan for a period of ten years after the three year period previously noted for Mr. Stevenson and his spouse, to the extent permitted under the Company’s insurance plans, and subject to his reimbursement of the net cost of such insurance to the Company.

(5)	Ms. Eberhart and Messrs. Floyd and Lewis joined the Board of Directors on September 10, 2015, June 29, 2015, and June 24, 2015, respectively and amounts shown are prorated.
(6)	Messrs. Jacobs and Spira served on the Board of Directors until June 24, 2015, and amounts shown reflect their applicable agreements with the Company upon their departure from the Board of Directors.
(7)	Mr. Kurtz received health care insurance for himself and his spouse (2015 value $7,352) and payment of premiums on the long-term care insurance covering Mr. Kurtz (2015 value $4,030);
(8)	Mr. Lauk served on the Board of Directors until June 24, 2015 and amounts shown are prorated.

ciber® 2016 Proxy Statement 23

Executive Officers

(as of the Record Date)

Name.	Age	Position	Officer Since
Michael Boustridge	53	President, Chief Executive Officer, and Director	2014
Christian M. Mezger	47	Executive Vice President, Chief Financial Officer and Treasurer	2011
Tina Piermarini	59	Executive Vice President and Chief Administrative Officer	2014
M. Sean Radcliffe	47	Senior Vice President, General Counsel and Corporate Secretary	2012

Michael Boustridge Chief Executive Officer Information regarding Mr. Boustridge is provided above under “Our Board of Directors.”

-equivalent degree from the University of Vienna, where his area of study concentration was in international business management.

Christian Mezger

Chief Financial Officer

Mr. Mezger has served Ciber as Executive Vice President, Chief Financial Officer and Treasurer since February 2014. Prior to that time, Mr. Mezger has served as Ciber's Senior Vice President, Corporate Finance since joining Ciber in August of 2011. From 2010 to 2011, Mr. Mezger was Vice President of Finance for the $11 billion technology services business of Hewlett Packard. He was promoted to that role from a position as Vice President of Worldwide Financial Planning and Analysis, a job in which he led global teams and steered financial management of the company's horizontal functions. During his 15 year tenure at Hewlett Packard, Mr. Mezger held several management and leadership roles, including Director of Finance for the Office of Strategy and Technology where he supported Hewlett Packard Labs. Mr. Mezger holds an MBA-equivalent degree from the University of Vienna, where his area of study concentration was in international business management.

24 ciber® 2016 Proxy Statement

Tina Piermarini

Executive Vice President and Chief Administrative Officer

Ms. Piermarini joined Ciber as Executive Vice President and Chief Administrative Officer in June 2014. Prior to joining Ciber, from 2008 to 2014 she was founder and principal of Vivezza Partners, and in 2014 founded and served as Chief Executive Officer of thinkingisrequired, a Vivezza Partners company focused on transforming businesses and the people who run them. Ms. Piermarini started Vivezza Partners after serving as Senior Executive Vice President and Chief Administrative Officer for Electronic Data Services ("EDS"), a $22 billion IT services giant acquired by Hewlett Packard. At EDS, she served as a company officer and member of the Executive Committee, reporting directly to the Chairman and Chief Executive Officer. Ms. Piermarini also led EDS's global human resources, enterprise risk management, security and real estate organizations, and she played an instrumental role in revitalizing the company during its global business transformation. Before joining EDS, Ms. Piermarini was Vice President of Strategic Marketing, Sales and Business Development for Halliburton affiliate GrandBasin, as well as Vice President of Marketing and Innovation—Energy for Science Applications International Corp. She also spent 19 years at Data General Corp. helping companies transform and grow through multinational sales, strategic marketing and technology implementation.

M. Sean Radcliffe

Senior Vice President, General Counsel and Corporate Secretary

Mr. Radcliffe joined Ciber as Senior Vice President, General Counsel and Corporate Secretary in November, 2012. Mr. Radcliffe serves as chief counsel for all of our business units, drawing on his experience in a wide range of legal areas, including intellectual property protection, client and vendor engagement, human resources, mergers and acquisitions, and regulatory compliance. Prior to joining Ciber, from 2004 to 2012, Mr. Radcliffe was chief corporate counsel and chief compliance officer at IHS, a leading global provider of business information services and decision-support tools. He also has held key legal positions at WilTel Communications, a major telecommunications firm, as well as at the law firms of Sneed Lang Herrold, Conner & Winters and Pray Walker. Mr. Radcliffe served on  the Board of Directors for the Association of Corporate Counsel, Colorado Chapter, and formerly served as its President. He has been a member since 2010, and has held other positions including First Vice President, Treasurer and Secretary. Mr. Radcliffe is also on the Professional Advisory Board for the Institute for Enterprise Ethics at the Daniels College of Business, University of Denver. Mr. Radcliffe earned his Juris Doctor degree at the University of Tulsa College of Law, after earning his Bachelor’s degree from Oklahoma State University.

ciber® 2016 Proxy Statement 25

Part 5—Corporate Governance Practices

Director Independence

Our Board of Directors has determined that five of our current six directors are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles (provided on our website at “Investor Relations—Corporate Governance”). After reviewing such standards, principles and additional relevant facts and circumstances, including any related party transactions, the Board has determined that each of the following directors or nominees is independent and has or had no material relationship with the Company that would impair his independence: Messrs. Coleman, Floyd, Lewis and Stevenson and Ms. Eberhart.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors are separated at Ciber. In our Board’s opinion, such separation allows for the objective evaluation of our management’s performance and strong, independent oversight by the Board. Mr. Stevenson currently serves as the Chairman of the Board of Directors.

Role of the Board in Risk Oversight

While our entire Board is accountable for and involved in risk oversight, our directors have elected to assign primary responsibility for risk oversight to the Audit Committee. The Audit Committee periodically reviews the risk management processes designed and implemented by the Company and receives reports from Company management to ensure that their approach is consistent with our corporate strategies and that there is an appropriate culture of risk awareness and assessment in decision making. At the same time, the Audit Committee recognizes that other Board committees, such as our Compensation Committee, have expertise in areas of risk oversight specific to their duties and responsibilities and therefore the Audit Committee delegates specific aspects of risk oversight to the other committees. Each committee periodically reports key risk oversight findings back to the full Board of Directors, so that the risk oversight activities are coordinated and consistent with our overall risk management processes. The full Board can then monitor risk taking across the organization and ensure that appropriate risk taking is aligned with and incorporated into our strategic planning process.

Meetings of Independent Directors

Our non-management directors meet regularly in executive session without management. The executive sessions are chaired by our Chairman of the Board. The executive sessions of our non-management directors are held in conjunction with each regularly scheduled Board meeting.

Board Meetings

The Board met eleven times in 2015 in regularly scheduled quarterly and special meetings. Each incumbent director participated either in person or by telephone conference in at least 75% of all 2015 Board meetings and committee meetings (of which such director was a member). Seven directors attended the 2015 annual meeting and each director is expected to attend the 2016 Annual Meeting of Shareholders.

26 ciber® 2016 Proxy Statement

Board Committees

The Board has three standing committees: Audit, Compensation, and Nominating/Corporate Governance. Current membership in those committees is set forth below.

CURRENT COMMITTEE MEMBERSHIP
Director	Audit	Compensation	Nominating/ Corporate Governance
Bobby G. Stevenson (Chair)	—	—	—
Michael Boustridge	—	—	—
Richard K. Coleman, Jr.	✓	—	✓
H. Paulett Eberhart	✓ Chair	—	—
Mark Floyd	✓	✓ Chair	—
Mark Lewis	—	✓	✓ Chair

Audit Committee

The principal responsibilities of the Audit Committee are, among others: (1) engaging and overseeing the work of the independent auditor, including the execution of the engagement letter and review of the audit plan; (2) reviewing the independence, internal quality control procedures and performance of the independent auditors and the qualifications of the key audit partner and audit managers; (3) overseeing the documentation, evaluation and testing of our system of internal controls; (4) establishing our policy on provision of non-audit services; (5) pre-approving all audit and permitted non-audit services provided to us; (6) establishing the Committee’s procedure for receiving and reviewing complaints regarding accounting, internal controls and auditing matters; (7) discussing policies and guidelines with respect to financial risk exposure and management; (8) receiving reports from the auditor and reviewing with the auditor critical accounting policies and practices, alternative treatments of financial information that have been discussed with management and the effectiveness of internal controls and any material written communications between the auditor and our management; (9) reviewing Management’s Discussion and Analysis and our annual audited financial statements and periodic reports that include financial statements prior to filing or distribution; (10) discussing, generally, all financial disclosures including financial media releases as well as financial information and earnings guidance provided to analysts and rating agencies; (11) reviewing and approving any related party transactions pursuant to our Related Party Transaction Policy; (12) determining and approving the compensation of the independent auditor; (13) discussing policies with respect to risk assessment and risk management; and (14) reporting to the Board with respect to their actions.

The Audit Committee met eight times during 2015. The Audit Committee Charter is available for review on our website at www.ciber.com under “Investor Relations—Corporate Governance.”

The Board has determined that each of Ms. Eberhart and Messrs. Coleman and Floyd each qualify as an “audit committee financial expert” pursuant to Item 407(d) of Regulation S-K. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE and applicable SEC rules and our Corporate Governance Principles.

Compensation Committee

The principal responsibilities of the Compensation Committee are, among others: (1) to define our philosophy, policies and procedures regarding executive compensation; (2) to administer and approve awards under our Amended and Restated 2004 Incentive Plan and to administer our Employee Stock Purchase Plan; (3) to review the performance of the Chief Executive Officer and the other executive officers (see “Compensation Discussion and Analysis,” below); (4) to approve the annual base salary, cash ciber® 2016 Proxy Statement 27

incentive compensation, and equity compensation for our executive officers; (5) to make recommendations regarding non-employee director compensation; and (6) to review the Compensation Discussion and Analysis and recommend its inclusion in the proxy statement for the 2016 Annual Meeting of Shareholders and its incorporation by reference into our 2015 Annual Report on Form 10-K.

The Compensation Committee met nine times during 2015. The Compensation Committee Charter is available for review on our website at www.ciber.com under “Investor Relations—Corporate Governance.”

The Board of Directors has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

Nominating/Corporate Governance Committee

The principal responsibilities of the Nominating/Corporate Governance Committee are to identify and nominate qualified individuals to serve as members of the Board, to evaluate and recommend to the Board of Directors individuals to serve as Chairman of the Board and as Chief Executive Officer, to develop and recommend to the Board of Directors a succession plan for the Chief Executive Officer and the Chairman of the Board, and to nominate candidates to committees of the Board of Directors, including the chairs of such committees and to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. In addition, the Nominating/Corporate Governance Committee is responsible for developing, reviewing and recommending to our Board of Directors our Corporate Governance Principles and our Code of Business Conduct and Ethics, as well as evaluating the Board and its processes.

The Nominating/Corporate Governance Committee met one time in 2015. The Nominating/Corporate Governance Committee’s Charter can be found at www.ciber.com under “Investor Relations—Corporate Governance.”

The Board of Directors has determined that all of the members of the Nominating/Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

Governance Policies

Corporate Governance Principles

Our Board has adopted formal Corporate Governance Principles to address matters of corporate governance including, but not limited to, Board composition and leadership, Board member qualifications, compensation, tenure, succession, Board organization, term limits, director service on additional public company committees, resignation policies relating to significant changes of a director’s principal employment or the major responsibilities they held when they joined the Board and our majority voting standard for the election of directors in uncontested elections and Board committee responsibilities.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is applied consistently to all employees and has been a prominent part of our Employee Handbook for several years. The Code of Business Conduct and Ethics adopted by our Board of Directors applies to all employees and includes specific requirements for executives and senior financial officers with respect to the ethical standards and obligations relevant to accounting and financial reporting. The Code of Business Conduct and Ethics contains procedures for reporting suspected violations of the Code of Business Conduct and Ethics and references the Audit

28 ciber® 2016 Proxy Statement

Committee procedure for the reporting of questionable accounting and auditing matters or other concerns about accounting and auditing matters.

If the Board makes any substantive amendments to, or grants certain waivers from the Code of Business Conduct and Ethics as it applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

During 2015, none of the current members of our Compensation Committee served, or has at any time served, as an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Board or the Compensation Committee. Accordingly, our Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2016 Annual Meeting of Shareholders and incorporated by reference in the 2015 Annual Report on Form 10-K.

Submitted by the Members of the Compensation Committee:

Mark Floyd, Chairman

Mark Lewis

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy that requires the Audit Committee to review any financial transactions, arrangements, or relationships that exceed $120,000 in which Ciber is a participant and a related party (as defined in Item 404(b) of Regulation S-K) has a direct or indirect interest. Audit Committee approval of any related party transaction will depend upon whether or not the transaction is fair and beneficial to Ciber and its shareholders. Our Related Party Transaction Policy and the conflict of interest provision contained in our Code of Business Conduct and Ethics further describe our policies relating to relationships and related party transactions.

The Corporate Governance Principles, Code of Business Conduct and Ethics, and Related Party Transaction Policy can be found on our website at www.ciber.com under “Investor Relations—Corporate Governance” or you may request a copy by writing to us at Ciber, Inc., Attention: Investor Relations, 6312 South Fiddler’s Green Circle, Suite 600E, Greenwood Village, Colorado 80111.

Communicating with the Board

Any shareholder or other interested party who wishes to contact our Chairman of the Board, our non-management Directors, our independent Directors, or any individual director, may do so by writing to our Chairman at: Ciber, Inc., Attn: Chairman of the Board, 6312 South Fiddler’s Green Circle, Suite 600E, Greenwood Village, Colorado 80111. Any communication that raises concerns regarding our internal controls or financial disclosures will immediately be referred to our Audit Committee.

ciber® 2016 Proxy Statement 29

Part 6—Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Outreach and Key Changes to 2015 Executive Compensation Program

We believe that the shareholder say-on-pay vote represents one of the most important forms of shareholder feedback, and we continually strive for a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs. Following extensive shareholder outreach efforts in 2014 and early 2015, along with a number of key program changes for 2015, we were pleased with the positive outcome of our 2015 say-on-pay vote. Following our 2015 Annual Meeting, we continued our extensive shareholder outreach program throughout the rest of the year. In addition to ongoing dialogue we have with our key investors, we also conducted investor roadshows in Portland, Boston, and New York City in November and December 2015. As in prior years, the comments received were carefully considered and thoroughly reviewed by the Compensation Committee and our senior executives.

We take shareholder feedback seriously and based on recent discussions, we instituted a number of changes to our compensation program in the last year, including several key 2015 program changes described below.

Key 2015 Program Changes

✓

Lower Target Total Compensation Opportunities:  Target total compensation opportunities, on an annualized basis, for our NEOs (as defined below) are competitively positioned and more in‑line with “middle of the market” practices and levels. Annualized 2015 target total compensation amounts for our current NEOs will generally be lower than 2014 levels.

✓

Introduction of Performance-based Restricted Stock Units (“PRSUs”):  PRSUs are now weighted 30% of the overall Long Term Incentive (“LTI”) mix. The Compensation Committee intends to increase this percentage to at least 50% of the overall LTI mix over the next several years.

✓

PRSUs Emphasize Long-term Value Creation:  PRSU awards have a three-year performance period, are structured to drive profitability (via an EBITA (as defined below) metric), and include a final award modifier based upon relative total shareholder return (“TSR”).

✓	Strong Emphasis on Long-term Incentives: Our overall annual target pay mix for our senior executives is structured to ensure that LTI comprise at least 50% of the overall package.
✓

Cash Bonus Program to Focus More on Annual Performance and Payouts:  We modified the structure of goals and payments under our annual performance-based cash incentive plan so that payments are made after the end of the year based upon year-long goals (versus the prior years which had quarterly goals and payouts). In addition, the payout as a percentage of target for threshold performance has been reduced under the 2015 program relative to that under the 2014 program, further aligning pay and performance.

We believe that these changes demonstrate our ongoing commitment to a strong pay for performance philosophy and will help to retain and motivate our senior executives to successfully implement both our short-term and long-term business strategies, and strengthen the link between the compensation of our executives and the return to our shareholders. As in prior years, the Compensation Committee will continue to review the annual say-on-pay vote results, as well as feedback from our shareholders, and determine whether to make any future changes in light of the comments it receives and prevailing market practices.

30 ciber® 2016 Proxy Statement

For 2016, have met with or are scheduled to meet with investors in Dallas, Chicago and Milwaukee, continuing our ongoing robust shareholder outreach efforts.

Executive Summary

Our Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs as well as the relevant decisions and factors considered by the Compensation Committee in establishing our executive compensation programs for 2015. For 2015, our Named Executive Officers were:

Name	Position
Michael Boustridge	President and Chief Executive Officer (“CEO”)
Christian Mezger	Executive Vice President & Chief Financial Officer (“CFO”)
Tina Piermarini	Executive Vice President & Chief Administrative Officer (“CAO”)
M. Sean Radcliffe	Senior Vice President, General Counsel, and Corporate Secretary
Eric Stine	Senior Vice President, Global Portfolio

These individuals above are collectively referred to herein as our "Named Executive Officers" or "NEOs."  Eric Stine joined Ciber on March 16, 2015 and his compensation reported represents compensation only for the applicable portion of fiscal 2015. Mr. Stine resigned from the Company effective April 6, 2016.

Overall, our compensation programs are designed to attract, motivate, and retain talented, competent, and high quality executives capable of successfully executing the business strategy for a leading global IT consulting company. Consistent with prior years, our 2015 executive compensation programs were based upon the following guiding principles:

➢	Emphasizing pay for performance, while also providing material retentive elements to ensure that we attract, retain and motivate our high caliber executives
➢	Designing compensation programs that are aligned with the latest trends and best practices in the market
➢	Providing compensation opportunities at levels competitive to those of our peer group and commensurate with our senior executives’ backgrounds and skillsets
➢	Ensuring alignment with shareholder value creation

ciber® 2016 Proxy Statement 31

These guiding principles are reinforced further by the following best practices found in our compensation programs:

What We Do
✓	Pay for performance
✓	Capped incentive plan (annual and long-term) opportunities
✓	Limited perquisites
✓	Double-trigger change in control (“CIC”) severance arrangements
✓	Multi-year vesting requirements for long-term incentive awards
✓	Annual risk assessment of compensation programs
✓	Stock ownership guidelines
✓	Use of an independent compensation consultant
✓	Anti-hedging policy
✓	Anti-pledging policy

What We Do NOT Do
x	No excise tax gross-ups or other tax reimbursements/gross-ups
x	No re-pricing of underwater options
x	No supplemental health or welfare programs that provide benefits in excess of those offered to all employees
x	No supplemental retirement programs that provide benefits in excess of those offered to all benefit eligible employees

During 2015, we had a tremendous year of change and development at Ciber. The Company underwent a significant business transformation and reorganization and made substantial progress over the past year, including:

➢	Focusing our core offerings into five, tightly defined pillars with premium, scalable and well-defined products, and a portfolio of reusable solution sets;
➢	Solidifying our reputation in a key market, Ciber has now worked with all five major software vendors – Microsoft, Salesforce, Oracle, Infor and SAP – on cloud implementations;
➢	Investing for the future, we launched our first entry into Software-as-a-Service delivery as we work to establish a competitive advantage in the fast-growing market for application modernization;
➢	Building on our Talent Services expertise, we began delivering on our Ciber Transformation ServicesTM model to penetrate the large-scale labor talent re-engineering market;
➢	Initiated long overdue internal investments including the global implementation of SAP Simple Finance and SAP SuccessFactors, which consolidates our financial reporting platform and

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enhances our HR analytics, respectively, to more fully integrate, and thus fully leverage our capabilities and resources;
➢	Our Ciber team designed, developed and re-launched ciber.com, educating the world on the new strategic direction of our Company;
➢	Transformed Company leadership by making significant management changes throughout our organization; and
➢

Enhanced governance efforts by naming three additional independent directors to our Board, and better serving the interests of shareholders through the termination of the Company’s shareholder rights agreement and the adoption of a majority voting standard for election of directors in non‑contested elections.

Though the strides we made in 2015 are not yet reflected in our financial results, we have taken the important actions necessary to achieve the profitable growth and strong cash generation that our shareholders expect and desire. Despite our challenges, we improved margins while maintaining revenues and investing in our business in 2015:

➢	Gross margin improved slightly to 25.9%;
➢	The North American segment posted revenue growth of 2% compared to 2014 and improved operating margin by 40 basis points to 9.6%;
➢	Operating margin for the International segment improved 120 basis points to 5.6%;
➢	In aggregate, segment operating margin improved from 7% to 8% in 2015;
➢	Despite a challenging economic environment, revenue only declined 1% on a constant currency basis;[1] and
➢	Investments in new growth initiatives, primarily Ciber Momentum EngineerTM, Ciber Transformation ServicesTM, and Talent Services totaled approximately $7 million.

While these accomplishments were significant, our key financial results as measured by global revenue and by net operating income before interest, taxes, amortization and restructuring (“EBITA,” which we use as a performance metric in our compensation programs) fell short of our challenging target goals for 2015. After carefully considering these financial results (which were above our threshold level goals), as well as other operational and strategic accomplishments made in 2015 and the current state of the business, the Compensation Committee determined that no annual incentive awards would be paid to our Chief Executive Officer and other NEOs under our 2015 annual performance-based cash incentive plan for 2015 performance.

1 Please see Annex A to this proxy statement for a reconciliation of revenue on a constant currency basis to the closest measure under U.S. generally accepted accounting principles.

ciber® 2016 Proxy Statement 33

Key Components of Our Executive Compensation Program

The following table outlines the key components of our executive compensation program as well as how each component reinforces one or more facets of our executive compensation philosophy and goals:

Component	Rationale/Purpose
Base Salary	•Attract and retain high performing individuals •Reflect an individual’s skills, experience, and performance
Annual Performance-based Cash Incentive Plan	•Drive achievement of annual financial, strategic, and individual goals •Align interests and wealth creation with those of shareholders
PRSUs—NEW for 2015	•Drive achievement of long-term financial and strategic goals •Align interests and wealth creation with those of shareholders
Time-based Restricted Stock Units (“RSUs”)	•Facilitate retention •Align interests and wealth creation with those of shareholders
Retirement Programs (tax-qualified 401k only)	•Facilitate retention •Provided on the same terms and conditions to all of our benefit eligible employees
Health and Welfare Benefits	•Designed to be affordable and competitive with typical market practices •Provided on the same terms and conditions to all of our employees
Limited Perquisites	•Executives are essentially treated on the same terms as all other full-time employees •Help to ensure executive can remain focused on execution of the business strategy

In recent years, stock options have been used on a limited basis. The Compensation Committee views stock options as another performance-based LTI vehicle that can be granted when the Compensation Committee deems them a useful tool.

Establishing Annual Compensation Levels

In setting annual compensation levels for our executive officers, the Compensation Committee thoughtfully considered all elements of Ciber’s compensation programs, both separately and in aggregate, to help ensure that our executive compensation objectives are met. In making its decisions, the Compensation Committee considers multiple relevant internal and external factors as it deems appropriate, including but not limited to: the Company’s business objectives and strategy, market best practices and trends with respect to compensation program design and levels, executive talent attraction and retention needs, and each executive’s role and responsibilities.

Peer Group

In order to ensure that our executive compensation programs are reasonable and competitive in the marketplace, the Compensation Committee compares our compensation programs and levels to those at

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other companies of a size similar to Ciber (based primarily on revenues and market value) and against which we compete on an operational basis and/or for executive talent. While the Compensation Committee believes that a compensation peer group is a useful reference point, it is not an exclusive measure in determining our executive compensation, as it is just one of several factors that it considers in setting our executive compensation. During 2015, we performed a rigorous review of our peer group and replaced five of the companies in the compensation peer group (and removed one that was no longer publicly traded) in order to ensure we were using a group that was reflective of Ciber's size, mix of services and global client base, and against whom we would compete for executive level talent. Based on this review, the following compensation peer group was used for 2015 compensation decisions:

2015 Compensation Peer Group
Acxiom, Inc.	Datalink Corporation	Perficient, Inc.
CBIZ, Inc.	EPAM Systems, Inc.	Syntel, Inc.
CDI Corp.	ExlService Holdings, Inc.	The Hackett Group, Inc.
Computer Task Group, Incorporated	ManTech International Corporation	Virtusa Corporation
Convergys Corporation	MAXIMUS, Inc.
CSG Systems International, Inc.	NCI, Inc.

At the time of the 2015 executive compensation review, Ciber was positioned slightly above the median of the compensation peer group in terms of revenues.

Base Salary

The Compensation Committee conducts an annual review of each executive officer’s base salary, with input from our Chief Executive Officer (except with respect to his own base salary), and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, competitive market conditions, and retention objectives. While the Compensation Committee believes that the base salaries of our executive officers should be competitively positioned relative to comparable positions at the companies in our compensation peer group, it makes decisions on individual adjustments to base salaries in its sole discretion based on its evaluation of the previously-described factors.

The following table shows the annualized base salaries for the NEOs for 2015:

Name	2015 Base Salary
Michael Boustridge	$760,000
Christian Mezger	$440,000
Tina Piermarini	$440,000
M. Sean Radcliffe	$350,000
Eric Stine	$350,000	*

*Since Mr. Stine joined Ciber in March 2015, he was paid a pro-rata portion of his annualized salary based on time served at Ciber.

ciber® 2016 Proxy Statement 35

Annual Performance-based Cash Incentive Plan

Consistent with our strong pay for performance philosophy and in order to align our executive officers’ interests with those of our shareholders, the Compensation Committee established an annual performance-based cash incentive plan to motivate and reward executives for achieving annual financial, strategic, and individual objectives.

The Compensation Committee established target annual incentive opportunities for each of our serving NEOs at the start of the year. Target opportunities for the NEOs were set at competitive levels relative to comparable roles in the market based upon a review of market compensation and also in consideration of each NEO’s individual role and responsibilities.

For 2015, target annual incentive opportunities for our NEOs (as a percentage of their respective annualized base salaries) were as follows:

	2015 Target Bonus
Name	(% of Base Salary)
Michael Boustridge	100%
Christian Mezger	70%
Tina Piermarini	70%
M. Sean Radcliffe	70%
Eric Stine	70%	*

*Since Mr. Stine joined Ciber in March 2015, he was eligible for an incentive opportunity calculated as a pro-rata portion of his annualized target bonus based on time served at Ciber.

The Compensation Committee established the following metrics and weightings under the 2015 annual performance-based cash incentive plan for our NEOs:

Component	Metric	Weightings for NEOs Other than Mr. Stine	Weightings for Mr. Stine
Financial Metric	Ciber Global Revenue	35%	40%
Financial Metric	Ciber Global EBITA Dollars	35%	40%
Individual Performance	Personal Goals	30%	20%

The different weightings for Mr. Stine reflect the fact that he was not yet with Ciber at the time of the design of the 2015 annual performance-based cash incentive plan for the NEOs.

Financial Metrics and Performance

The financial metrics and weightings approved by the Compensation Committee were selected because it believed that these: (1) were the primary drivers of shareholder value in the near term; and (2) provide direct accountability for our NEOs. The Compensation Committee established the following performance

36 ciber® 2016 Proxy Statement

levels and payout percentages related to the 2015 financial metrics – Ciber Global Revenue and Ciber Global EBITA Dollars – under the annual performance-based cash incentive plan:

	% of Target	% of Target
Performance Level	Goal	Payout
Maximum	120% or higher	200%
	110%	150%
Target	100%	100%
	90%	75%
Threshold	80%	50%
Below Threshold	Below 80%	0%

For performance between the levels shown, payouts are to be linearly interpolated.  A minimum EBITA achievement threshold of 60% of the Ciber Global EBITA plan also must be achieved in order for a payout to be earned under the Ciber Global Revenue component. As shown in the table above, annual award opportunities are capped at 200% of the target opportunities.

The following table shows the target performance goals and corresponding actual performance for the Ciber Global Revenue and Ciber Global EBITA Dollars metrics for 2015 (in $000s):

					% of Target
Metric	Threshold	Target	Maximum	Actual	Earned
Ciber Global Revenue	$701,928	$877,410	$1,052,892	$786,955	89.7%
Ciber Global EBITA Dollars	$14,081	$17,602	$21,122	$15,727	89.3%

Individual Performance

The individual performance component of our annual performance-based cash incentive plan was weighted as 30% of the overall target opportunity for NEOs other than Mr. Stine. Our NEOs are eligible to earn a bonus based upon individual performance against Compensation Committee-approved goals. The evaluation of each NEO’s individual performance against his/her goals is based upon a subjective assessment by the Compensation Committee based, in part, on the Chief Executive Officer’s recommendation (except as related to his own performance). We believe that it is important to have this element in our annual performance-based cash incentive plan in order to be able to formally recognize key individual contributions made by our NEOs to our overall success that cannot be quantitatively measured.

Awards for Fiscal 2015 Performance

For 2015, based on our performance against our financial metrics and the Compensation Committee’s assessment of individual performance, although the Company performed at threshold levels for the financial metric component, no bonuses were paid to any of our NEOs under our 2015 annual performance-based cash incentive plan. The Compensation Committee made this determination after carefully considering the 2015 financial results, as well as other operational and strategic accomplishments made in 2015 and the current state of the business. Mr. Stine received a one-time payment of $19,000 in September 2015 outside of our annual performance-based cash incentive plan to recognize his efforts and achievements toward launching Ciber MomentumTM.

ciber® 2016 Proxy Statement 37

Long-term Equity-based Compensation

We use equity awards granted under our Amended and Restated 2004 Incentive Plan to incentivize and reward our executive officers, including the NEOs, for long-term corporate performance based on the value of our common stock. Thus, the interests of our executive officers are aligned with those of our shareholders. We do not apply a rigid formula in determining the value of equity awards to be granted to our executive officers upon their initial employment. Instead, these awards are established through arms-length negotiation at the time the individual executive officer is hired. Thereafter, as part of its annual review of our executive compensation program, the Compensation Committee determines the value of any additional equity award at levels it considers appropriate. The specific dollar amount is determined, taking into consideration the nature of the NEO's position, his/her responsibilities and contributions to the Company, and equivalent awards to NEOs or key employees in similar positions at companies comparable to Ciber.

Beginning in 2015, our annual LTI grants consisted of performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”):

PRSUs:  PRSUs will be earned over a three-year period based on performance against Compensation Committee-approved EBITA targets for each year of the performance period.  Any PRSUs earned over this period will then be subject to a relative TSR multiplier based on Ciber's relative TSR performance against its TSR Peer Group Index (the S&P Small Cap 600 IT Sector Index).  Thus, the total number of PRSUs “banked” with respect to the EBITA performance during the three-year performance period can, in the aggregate, be positively or negatively adjusted based on the relative TSR multiplier at the end of the performance period. The maximum number of PRSUs that can be earned is 300% of the target number of PRSUs granted; in order to achieve this payout, performance must be achieved at maximum on both the EBITA goals and Ciber’s relative TSR performance as shown in the following tables:

EBITA $
(Calculated Annually during Performance Period)
Performance Level	Actual EBITA as % of Annual Target	Payout as % of Target PSRUs
Maximum	120%	200%
	110%	150%
Target	100%	100%
	90%	75%
Threshold	80%	50%
Below Threshold	Below 80%	0%

Relative TSR Multiplier
(Applied at the End of the Performance Period)
Performance Level	Payout as % of Target PSRUs
90th Percentile (or above)	150%
75th Percentile	125%
50th Percentile	100%
25th Percentile (or below)	75%

PRSUs are weighted 30% of the overall LTI mix.

38 ciber® 2016 Proxy Statement

RSUs:  RSUs will vest quarterly over three years commencing six months from the grant date and are weighted 70% of the overall LTI mix.

The following table shows the number of PRSUs awarded (at target level for the entire performance period) and RSUs granted to the NEOs in 2015.

NEO	# of PRSUs at Target	# of RSUs
Michael Boustridge	216,254	504,594
Christian Mezger	68,147	159,011
Tina Piermarini	68,147	159,011
M. Sean Radcliffe	54,518	127,208
Eric Stine	40,889	65,000

The PRSUs and RSUs awarded to Mr. Stine were granted in conjunction with him joining Ciber.  The vesting terms and conditions for the PRSUs were the same as those for the other NEOs, and the RSUs were to vest quarterly over three years commencing six months from the grant date.  Mr. Stine resigned from the Company effective April 6, 2016 and forfeited all unvested equity awards.

The following table shows the target performance goals and corresponding actual performance for the Ciber Global EBITA Dollars metrics for the 2015 PRSUs (in $000s):

Metric	Target	Actual	% of Target Earned	% of Eligible 2015 PRSU Achieved
Ciber Global EBITA Dollars	$17,602	$15,727	89%	73%

The following table shows the number of PRSUs available to be earned in 2015 at Target Level and the number of PRSUs banked for 2015 based on 2015 EBITA achievement:

NEO	# of Eligible PRSUs at Target	# of PRSUs Banked for 2015
Michael Boustridge	72,085	52,622
Christian Mezger	22,716	16,583
Tina Piermarini	22,716	16,583
M. Sean Radcliffe	18,173	13,266
Eric Stine	13,630	9,950

Stock Ownership Guidelines

On January 1, 2014, we expanded our stock ownership policy to apply not only to members of our Board of Directors but also to certain of our executive officers, specifically our Chief Executive Officer, Chief Financial Officer and, when applicable, our Chief Operating Officer. Each of these executive officers is required to hold equity in the Company equal to three times that officer’s annual base salary. The total value of an executive officer’s equity holdings includes all shares of common stock owned by the executive officer, plus 50% of the value of all unvested equity awards held by the executive officer. Relevant executive officers have five years from the date of joining Ciber to meet their stock ownership requirement.

ciber® 2016 Proxy Statement 39

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy includes an express prohibition against trading derivatives based on our securities, hedging any investment in our equity securities, or pledging our equity securities by members of our Board of Directors, executive officers, or other employees designated as “insiders.” We believe this policy is another means of preserving the ongoing alignment between our business leaders and our shareholders.

Compensation Recovery/Clawback Policy

Under the oversight and approval of our Compensation Committee, we intend to approve a general compensation recovery (“clawback”) policy once the NYSE adopts final rules implementing such requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation Program Risk Assessment

The Company reviews and monitors the compensation-related risks associated with its compensation programs on an ongoing basis. The Compensation Committee believes that these programs, as well as our compensation policies and practices, are not reasonably likely to present material risk to the Company.

Retirement Benefits and Plans

The Company does not provide any defined benefit pension plans or deferred compensation benefits to our NEOs.

Health, Welfare, and Other Benefits

We have established a tax-qualified Section 401(k) retirement savings plan available on the same terms and conditions to all of our benefit eligible employees, including the NEOs. Under this plan, participants may elect to make pre-tax contributions of up to 75% of their compensation, with the exception of employees who meet the Internal Revenue Service discrimination testing definition of “highly-compensated employees,” who may contribute a maximum of 9%. Contributions made may not exceed the statutory income tax limitation for the applicable year. In addition, in 2015, employees 50 years old or older were eligible to make an annual “catch-up” contribution of up to $6,000. For the 2015 plan year, we matched up to 33% of the first 6% of compensation contributed to the plan, with a limit of $2,000 per calendar year. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including the NEOs, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, and long-term care coverage. These benefits are provided to our executive officers on the same basis as to all of our full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

40 ciber® 2016 Proxy Statement

Perquisites

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we have provided limited perquisites to certain executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Agreements between the Company and the NEOs

We have entered into employment agreements with each of our current NEOs. These agreements contain market competitive compensation packages designed to retain our critical personnel and to motivate these key employees to successfully execute our long-term business strategy. The Compensation Committee evaluated and determined the payments and benefits to be provided pursuant to these executive employment agreements. Its determinations were based primarily upon an analysis prepared by its compensation consultant regarding the practices of our compensation peer group, arms-length negotiations with the applicable executive, and/or other employment market-related data at the time.

In addition to provisions relating to compensation payments and benefits, confidentiality, non-competition and/or non-solicitation of clients and employees, the employment agreements also provide these executive officers, including the NEOs, with certain protections in the event of termination of their employment under specified circumstances, including following a change in control of the Company. We believe that entering into these agreements helps these executive officers maintain continued focus and dedication to their assigned duties to maximize shareholder value when faced with a potential transaction that could involve a change in control of the Company. The terms and conditions of these agreements were determined after review by our Compensation Committee of our retention goals for each executive officer, as well as an analysis of competitive market data.

Role of Compensation Committee

The Compensation Committee is responsible for formulating, determining, reviewing, and modifying the compensation of our executive officers as well as the development and oversight of our compensation philosophy. The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it determines in its discretion, in connection with the discharge of its responsibilities. The Compensation Committee:

•

Evaluates the performance of our Chief Executive Officer and other executive officers in light of our corporate goals and objectives and, based on such evaluation, reviews and approves the annual base salary, annual performance-based cash incentive plan opportunities and awards, long-term incentive compensation and, as necessary, post-employment compensation arrangements and health and welfare benefits;

•	Reviews, approves, and reports to our Board of Directors with respect to our annual performance-based cash incentive plan awards and equity-based plans and grants of awards thereunder; and
•	Reviews and approves all equity compensation plans and awards pursuant to our shareholder-approved plans.

ciber® 2016 Proxy Statement 41

Role of Management

In determining the performance criteria and compensation of our executive officers, the Compensation Committee takes into account the recommendations of our Chief Executive Officer (except with respect to his own compensation). Typically, our Chief Executive Officer will make these recommendations for our executive officers based on his assessment of each executive officer’s individual performance as well as his knowledge of each executive officer’s job responsibilities, seniority, expected future contributions, and his evaluation of competitive market data.

Our Chief Executive Officer also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Decisions with respect to our Chief Executive Officer’s compensation are made by the Compensation Committee, all of the members of which are also independent members of our Board of Directors.

Role of Compensation Consultant

Beginning in 2015, Mercer, an industry leading global human resources consulting firm, served as the compensation consultant to the Compensation Committee. Mercer was engaged to provide advice and assist the Compensation Committee in (i) reviewing our compensation peer group, (ii) analyzing executive officer and Board of Director compensation, (iii) reviewing and analyzing market data related to our executive officers' base salaries, annual performance-based cash incentives, and long-term equity incentive compensation levels, and (iv) evaluating equity plan design and structures.

Mercer reported directly to the Compensation Committee and did not provide any services to the Company or its management in 2015 other than those provided to the Compensation Committee described above. The Compensation Committee has considered the independence of Mercer in light of the listing standards of the NYSE on compensation committee advisor independence and the rules of the SEC and has concluded that the work performed by Mercer did not raise any conflict of interest.

Equity Grant Policy

We do not have an established formal policy with respect to the timing of equity awards in coordination with the release of material nonpublic information. As a matter of practice and informal policy, however, the Compensation Committee generally grants equity awards during periods considered to be our “open trading windows” (that is, the periods beginning 24 hours following our earnings release and ending one month 14 calendar days prior to the end of the fiscal quarter). In addition, any options to purchase shares of our common stock are required to be granted with an exercise price at least equal to the closing price of our common stock on the date of grant.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to a publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its three other most highly-compensated executive officers (other than its chief financial officer). Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.

To the extent consistent with our overall compensation philosophy and practices, we generally intend to seek to qualify most of the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deduction limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost

42 ciber® 2016 Proxy Statement

to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of Non-qualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that amounts that qualify as “non-qualified deferred compensation” satisfy certain requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments and No Excise Tax Gross-ups

Sections 280G and 4999 of the Internal Revenue Code provide that certain executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. The employment agreements with our executive officers provide that, if the payments to the executive officer would cause him or her to become subject to the excise tax imposed under Section 4999 (or any similar federal, state, or local tax), we will reduce the change in control payments or benefits to the extent necessary to avoid the application of the excise tax if, as a result of such reduction, the net benefit payable to the executive officer as so reduced (after payment of applicable income taxes) exceeds the net benefit to him or her of the change in control payment or benefits without such reduction (after payment of applicable income taxes and excise taxes).

Accounting for Stock-Based Compensation

The Compensation Committee considers accounting requirements in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date fair value of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period, which generally will correspond to the award’s vesting schedule. The full grant date fair value of equity awards is reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

ciber® 2016 Proxy Statement 43

Executive Compensation Tables

2015 Summary Compensation Table

The following table discloses the compensation awarded, earned, or paid to each NEO for the fiscal year ended December 31, 2015, as well as the prior fiscal year, where applicable, as only Messrs. Boustridge and Mezger and Ms. Piermarini were NEOs in fiscal 2014 and none of our NEOs were NEOs in fiscal 2013.

								Non-Equity
								Incentive
						Stock	Option	Plan	All Other
			Salary	Bonus		Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year		($)	($)(1)		($)(2)	($)(2)	($)(3)	($)(4)	($)
Michael Boustridge	2015		786,231	—		1,917,794	—	—	2,547	2,706,572
President & CEO	2014	(5)	350,000	1,300,000	(6)	4,231,873 (7)	1,297,662 (7)	—	127	7,179,662

Christian Mezger(8)	2015		453,923	—		596,065	—	—	2,458	1,052,446
EVP & CFO	2014		375,385	159,600		1,561,100	—	53,200	2,180	2,151,465

Tina Piermarini(9)	2015		455,173	—		596,065		—	793	1,052,031
EVP & Chief Administrative	2014		204,058	202,500		1,184,000	—	—	238	1,590,796
Officer

M. Sean Radcliffe	2015		359,712	—		476,850	—	—	2,455	839,017
SVP, General Counsel & Secretary

Eric Stine	2015		275,962	19,000	(10)	307,863	—	—	2,291	605,116
SVP, Global Portfolio

(1)	Reflects guaranteed and discretionary cash bonus payments.
(2)

The amounts reported in these columns reflect the grant date fair value of the RSU, PRSU and option awards granted during the applicable year, computed in accordance with ASC Topic 718. Assumptions used in the calculation of grant date fair value for equity awards granted in 2015 are included in Note 14 to the Consolidated Financial Statements in our 2015 Annual Report on Form 10-K. Our 2015 Annual Report on Form 10-K was filed with the SEC on February 18, 2016.

(3)

Reflects total actual cash incentive awards which are based on the performance plan targets approved by the Compensation Committee at the beginning of the fiscal year. See “Annual Performance-based Cash Incentive Plan—Awards for Fiscal 2015 Performance” above.

(4)	Consists of Company contributions under our Section 401(k) Savings Plan, group term life, and long term disability benefits.
(5)

Mr. Boustridge was appointed President and Chief Executive Officer on June 12, 2014. His 2014 annual base salary of $700,000 was prorated in 2014. Prior to his appointment as our Chief Executive Officer, Mr. Boustridge received compensation as a non-executive member of our Board of Directors during the portion of fiscal 2014 in which he served in such capacity.

(6)

Mr. Boustridge received a guaranteed $950,000 cash bonus in 2014 in connection with his appointment as President and Chief Executive Officer, as well as a $350,000 discretionary cash bonus for Q3 and Q4 2014 financial performance and his individual performance.

(7)	The amount of Stock Awards in the table above represents stock awards granted to Mr. Boustridge in 2014 after his appointment as President and Chief Executive Officer.
(8)	Mr. Mezger was appointed EVP and Chief Financial Officer on February 11, 2014.
(9)	Ms. Piermarini was appointed EVP and Chief Administrative Officer on June 13, 2014.
(10)

Mr. Stine received a one-time payment of $19,000 in September 2015 outside of our annual performance-based cash incentive plan to recognize his efforts and achievements toward launching Ciber MomentumTM.

44 ciber® 2016 Proxy Statement

2015 Grants of Plan-Based Awards Table

The following table summarizes certain information regarding stock options, RSU and PRSU awards and other plan-based awards granted to the NEOs in the year ended December 31, 2015:

									All Other	All Other		Grant
			Estimated Possible			Estimated Possible			Stock	Option		Date Fair
			Payouts Under			Payouts Under			Awards:	Awards:	Exercise	Value of
			Non-Equity			Equity			Number	Number of	or Base	Stock
			Incentive Plan			Incentive Plan			of Shares	Securities	Price of	and
			Awards(1)			Awards(5)			of Stock	Underlying	Option	Option
	Type of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant	Date	($)(2)	($)(3)	($)(4)	(#)(6)	(#)(7)	($)(8)	(#)	(#)	($/Sh)	($)
Michael Boustridge	PRSUs	1/26/2015				6,059	16,156	48,468				62,847
	PRSUs	6/24/2015				20,973	55,929	167,787				252,240
	RSUs	1/26/2015							504,594			1,962,871
	Cash Incentive Plan		266,000	760,000	1,292,000

Christian Mezger	PRSUs	1/26/2015				8,519	22,716	68,148				88,365
	RSUs	1/26/2015							159,011			618,553
	Cash Incentive Plan		107,800	308,000	523,000

Tina Piermarini	PRSUs	1/26/2015				8,519	22,716	68,148				88,365
	RSUs	1/26/2015							159,011			618,553
	Cash Incentive Plan		107,800	308,000	523,000

M. Sean Radcliffe	PRSUs	1/26/2015				6,815	18,173	54,519				70,693
	RSUs	1/26/2015							127,208			494,839
	Cash Incentive Plan		85,750	245,000	416,500

Eric Stine	PRSUs	6/24/2015				5,111	13,630	40,890				61,471
	RSUs	3/26/2015							65,000			256,750
	Cash Incentive Plan		78,400	196,000	352,800

(1)

Amounts represent the potential cash incentive payments if the threshold, target or maximum performance levels are achieved under the Company’s annual performance-based cash incentive plan for the complete 2015 performance period. For 2015, based on our performance against our financial metrics and the Compensation Committee’s assessment of individual performance, although the Company performed at threshold levels for the financial metric component, no bonuses were paid to any of our NEOs under our 2015 annual performance-based cash incentive plan as described in the “Compensation Discussion and Analysis—Annual Performance-based Cash Incentive Plan – Awards for Fiscal 2015 Performance” above. See the Summary Compensation Table for the actual annual performance-based cash incentive plan payments made to each NEO during 2015.

(2)

Amounts shown in the threshold column are based on the assumption that the NEO earned none of the component of the potential award that was based on subjective individual performance measures and that the Company achieved the minimum threshold performance level under which an award could be paid, which performance level was 80% of the objective performance metrics for the applicable year as described in “Compensation Discussion and Analysis—Annual Performance-based Cash Incentive Plan” section above, in which case each NEO would have earned 50% of the target cash incentive award established by the Compensation Committee for such NEO with respect to Company financial performance.

(3)

Amounts shown in the target column are based on the assumption that the NEO earned 100% of the component of the potential award that was based on subjective individual performance measures and that the Company achieved 100% of the performance metrics for the applicable year as described in “Compensation Discussion and Analysis—Annual Performance-based Cash Incentive Plan” section above, in which case each NEO would have earned 100% of the target cash incentive award established by the Compensation Committee for such NEO with respect to Company financial performance and individual performance measures.

ciber® 2016 Proxy Statement 45

(4)

Amounts shown in the maximum column are based on the assumption that the NEO earned 100% of the component of the potential award that was based on subjective individual performance measures and that the Company achieved 120% of the performance target as described in “Compensation Discussion and Analysis—Annual Performance-based Cash Incentive Plan” section above, in which case each NEO would have earned 200% of the target cash incentive award established by the Compensation Committee for such NEO with respect to Company financial performance and 100% of the target cash incentive award based on individual performance measures.

(5)

Amounts represent the potential equity incentive payments if the threshold, target or maximum performance levels are achieved under the Amended and Restated 2004 Incentive Plan for the complete 2015 performance period and includes the relative TSR multiplier for the complete 2015 performance period, as if such multiplier was applied at the end of the complete three year performance period. For 2015, based on our performance against our EBITA metrics, our NEOs “banked” the number of PRSUs as described in the “Compensation Discussion and Analysis—Long Term Equity-based Compensation – PRSUs” above, which will be subject to the relative TSR multiplier at the end of the complete three year performance period, and only at such time will the actual number of PRSUs earned be calculable.

(6)

Amounts shown in the threshold column are based on the assumption that: (i) the Company achieved the minimum threshold performance level under which an award could be paid, which performance level was 80% of the EBITA performance metric for the 2015 performance period; and (ii) that the Company achieved the minimum threshold performance level for the Relative TSR Multiplier to the PRSUs “banked” at the minimum threshold performance EBITA level for the complete 2015 performance period, as if such multiplier was applied at the end of the complete three year performance period as described in “Compensation Discussion and Analysis—Long Term Equity-based Compensation – PRSUs” section above, in which case each NEO would have earned 50% of the target PRSU award for the complete 2015 performance period and then such threshold award would be subject to a relative TSR multiplier of 75%.

(7)

Amounts shown in the target column are based on the assumption that: (i) the Company achieved the target performance level under which an award could be paid, which performance level was 100% of the EBITA performance metric for the 2015 performance period; and (ii) that the Company achieved the target performance level for the relative TSR multiplier to the PRSUs “banked” at the target performance EBITA level for the complete 2015 performance period, as if such multiplier was applied at the end of the complete three year performance period as described in “Compensation Discussion and Analysis—Long Term Equity-based Compensation – PRSUs” section above, in which case each NEO would have earned 100% of the target PRSU award for the complete 2015 performance period and then such target award would be subject to a relative TSR multiplier of 100%.

(8)

Amounts shown in the maximum column are based on the assumption that: (i) the Company achieved the maximum performance level under which an award could be paid, which performance level was 120% of the EBITA performance metric for the 2015 performance period; and (ii) that the Company achieved the maximum performance level for the relative TSR multiplier to the PRSUs “banked” at the maximum performance EBITA level for the complete 2015 performance period, as if such multiplier was applied at the end of the complete three year performance period as described in “Compensation Discussion and Analysis—Long Term Equity-based Compensation – PRSUs” section above, in which case each NEO would have earned 200% of the target PRSU award for the complete 2015 performance period and then such maximum award would be subject to a relative TSR multiplier of 150%.

46 ciber® 2016 Proxy Statement

See “Potential Payments Upon Termination or Change in Control” below for additional details regarding the employment agreements with our NEOs, see “Compensation Discussion and Analysis—Annual Performance-based Cash Incentive Plan” above for additional details regarding the annual cash bonus program for our NEOs, and see “Compensation Discussion and Analysis—Long-term Equity-based Compensation” above for a discussion of the material terms of the equity awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information concerning outstanding equity awards held by NEOs on December 31, 2015:

	Option Awards					Incentive Plan Stock Awards
		Number of	Number of
		Securities	Securities			Number of		Market Value of
		Underlying	Underlying			Shares or		Shares or Units
		Unexercised	Unexercised	Option	Option	Units of Stock		of Stock that
		Options (#)	Options (#)	Exercise	Expiration	that have not		have not
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Vested ($)
Michael Boustridge	9/15/2014	305,706	509,511 (1)	3.68	9/15/2021	335,301	(2)	1,176,907
	12/29/2014					350,000	(3)	1,228,500
	1/26/2015					412,849	(4)	1,449,100
	1/26/2015					16,156	(5)	56,708
	6/24/2015					55,929	(5)	196,311

Christian Mezger	8/15/2011	65,000	—	3.20	8/15/2018
	2/21/2012	30,000	—	4.13	2/21/2019
	4/26/2012
	6/3/2013					15,385	(6)	54,001
	3/11/2014					88,909	(4)	312,071
	12/10/2014					200,000	(7)	702,000
	1/26/2015					130,099	(4)	456,647
	1/26/2015					22,716	(5)	79,733

Tina Piermarini	9/15/2014					62,500	(2)	219,375
	12/10/2014					200,000	(7)	702,000
	1/26/2015					130,099	(4)	456,647
	1/26/2015					22,716	(5)	79,733

M. Sean Radcliffe	12/5/2012	100,000	—	3.07	12/5/2019
	3/11/2014					33,340	(4)	117,023
	12/10/2014					130,000	(7)	456,300
	1/26/2015					104,079	(4)	365,317
	1/26/2015					18,173	(5)	63,787

Eric Stine	3/26/2015					53,181	(4)	186,665
	6/24/2015					13,630	(5)	47,841

(1)	Mr. Boustridge’s stock option inducement grant included the immediate vesting of two monthly tranches, followed by monthly vesting through June 30, 2018.
(2)	Mr. Boustridge’s and Ms. Piermarini’s inducement grants of RSU awards began vesting immediately with quarterly vesting through March 31, 2017.
(3)	This RSU grant to Mr. Boustridge vests on December 29, 2017.
(4)	These RSU awards vest in equal quarterly installments over three years commencing six months following the grant date.

ciber® 2016 Proxy Statement 47

(5)	These PRSU awards vest after performance against the TSR metric is determined at the end of the three year performance period ending December 31, 2017.
(6)	These RSU awards vest in equal quarterly installments over three years commencing on the grant date.
(7)	These RSU awards vest on December 10, 2017.

2015 Option Exercises and Stock Vested Table

The following table summarizes information with respect to stock options exercised and RSU awards that vested during 2015 for our NEOs:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Vesting	Vesting	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
Michael Boustridge	—	—	91,745	310,557
Christian Mezger	—	—	137,626	480,180
Tina Piermarini	—	—	28,912	97,867
M. Sean Radcliffe	—	—	64,347	222,930
Eric Stine	—	—	11,819	40,303

(1)

The value was determined by multiplying the number of RSU awards by the closing market price of the underlying shares of our Common Stock on the vesting date. No PRSUs vested in the year ended December 31, 2015, as these awards are subject to a three year performance period.

Pension Plans and Deferred Compensation

The Company does not provide any defined benefit pension plans or deferred compensation benefits to our NEOs.

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Boustridge

The Company entered into an amended and restated agreement with Mr. Boustridge effective December 21, 2014, which provides for certain benefits and payments upon a termination or change in control. Such benefits vary depending on the nature of the termination. Upon either Mr. Boustridge’s termination of employment by the Company without cause, or by him for good reason (each term as defined in the employment agreement), in addition to already earned salary and any earned but unpaid incentive compensation for the prior year, Mr. Boustridge is entitled to receive certain payments and benefits, subject to his executing a separation and release agreement. Such payments and benefits include:

•	a prorated performance-based cash bonus (provided that performance targets are met) for the portion of the year in which the termination occurs;
•	a severance payment equal to 1.5 times Mr. Boustridge’s then current base salary and annual bonus target in effect on the day of termination;

48 ciber® 2016 Proxy Statement

•

immediate vesting of all outstanding and unvested LTI awards, if any that would have vested within the 12 months following Mr. Boustridge’s separation date (to the extent such equity awards are subject to performance vesting requirements, such vesting will be calculated at the target level of performance); and

•	health and dental benefits for a period of 18 months following termination for Mr. Boustridge and his spouse.

The severance payments and benefits described above are not in addition to change in control payments and benefits.

Mr. Boustridge’s employment agreement also provides for change in control payments and benefits that are structured with a “double trigger,” which means they are contingent upon both a change in control (as that term is defined in the agreement) and an actual termination of employment by the Company without cause or a termination for good reason by Mr. Boustridge within 24 months after the occurrence of the change in control. In the event of a change in control followed by a termination meeting these conditions, in addition to already earned but unpaid salary and vacation pay and reimbursement of incurred expenses, Mr. Boustridge is entitled to receive the following severance payments and benefits:

•	a prorated performance-based cash bonus (provided that performance targets are met) for the portion of the year in which the termination occurs;
•	a severance payment equal to 2.0 times his then current base salary and annual performance-based cash bonus at the target level in effect on the day of termination;
•	full vesting of all outstanding and unvested LTI awards; and
•	health and dental benefits for a period of 24 months following termination for him and his spouse.

Mr. Boustridge’s employment agreement also provides for certain benefits in the event of his termination as a result of death or long-term disability. In the event of such a termination, Mr. Boustridge (or his estate or beneficiaries, as applicable), would be entitled to receive:

•	already earned and unpaid salary prior to the separation;
•	any earned but unpaid bonus for the immediately preceding calendar year in which it was earned;
•	a prorated performance-based cash bonus (provided that performance targets are met) for immediately preceding calendar year; and
•	all vested stock options must be exercised by the earlier of the three-year anniversary of Mr. Boustridge’s separation from service and the equity grant expiration date.

The agreement with Mr. Boustridge includes terms and provisions to protect the Company’s business and confidential information in the event of termination of his employment, including standard non-compete, non-solicitation of clients, and no-hire obligations and a standstill provision during the term of employment and for 18 months after termination of employment. All severance or change in control payments and benefits are subject to compliance with these provisions, as well as the receipt of a signed legal release from Mr. Boustridge. Upon a termination of employment for cause (as defined in his employment agreement), Mr. Boustridge is not entitled to any severance payments or benefits.

ciber® 2016 Proxy Statement 49

Standard Employment Agreement for EVPs, SVPs and Key VPs

The Compensation Committee has implemented a program to standardize the employment agreements for the Company’s executive vice presidents, senior vice presidents, and key vice presidents. As of December 31, 2015, Messrs. Mezger, Radcliffe and Stine and Ms. Piermarini were each party to an employment agreement that reflects our standard terms, other than that Mr. Stine’s employment agreement provided for severance benefits upon a without cause termination only after he has been employed by us for at least one year. The termination provisions included in the standard agreement with Messrs. Mezger, Radcliffe and Stine and Ms. Piermarini provide that upon a termination of employment by the Company without cause (as defined in the employment agreement), and, in the case of Mr. Mezger and Ms. Piermarini, upon a termination of employment by the Company for good reason (as defined in the employment agreement), in addition to already earned but unpaid salary and vacation pay and reimbursement of incurred expenses, the executive officer is entitled to receive the following payments and benefits:

•

a cash severance payment equal to either nine or 12 months (depending on factors such as seniority of the executive officer) of the executive officer’s then current base salary and annual incentive at the target level in effect on the day of termination;

•

immediate and full vesting of all outstanding and unvested equity awards that are scheduled to vest within six months or one year (depending on factors such as seniority of the executive officer) following the day of termination; and

•	reimbursement of the cost of continuing health insurance coverage for the executive officer under the Company’s health insurance plan for a period of 12 months following termination.

The severance payments and benefits described above are not in addition to change in control benefits.

Under Messrs. Mezger’s, Radcliffe’s, Stine’s and Ms. Piermarini’s employment agreements, change in control payments and benefits are structured with a “double trigger,” which means they are contingent upon both a change in control (as that term is defined in the agreement) and an actual termination of employment by the Company without cause or a termination for good reason by the executive officer within 12 months after the occurrence of the change in control. In the event of a change in control followed by a termination of employment meeting these conditions, in addition to already earned but unpaid salary and vacation pay and reimbursement of incurred expenses, the executive officer is entitled to receive the following severance payments and benefits:

•

a prorated portion of the executive officer’s annual incentive for the year in which the termination occurs, provided that performance targets related to the award are achieved (which is paid at the same time as the annual awards are normally paid for the year);

•

a severance payment equal to 1.25 to 1.75 times (depending on factors such as the seniority of the executive officer) the executive officer’s then current annual salary and annual incentive at the target level as in effect on the day of termination;

•	immediate and full vesting of all outstanding and unvested equity awards held by the executive officer on the day of termination; and
•

reimbursement of the cost of continuing health insurance coverage for the executive officer under the Company’s health insurance plan for a period of 12 to 18 months (depending on factors such as seniority of the executive officer) following termination.

50 ciber® 2016 Proxy Statement

The standard employment agreements includes terms and provisions to protect the Company’s business and confidential information in the event of termination of the employment of the executive officer, including standard non-compete, non-solicitation of clients, and no-hire obligations during the term of employment and for 12 months after termination of employment. All severance or change in control payments and benefits are subject to compliance with these provisions, as well as the receipt of a signed legal release from the executive officer. Upon a termination of employment for cause (as defined in the standard agreement), the executive officer is not entitled to any severance payments or benefits.

The Compensation Committee determined the payment provisions based, in part, on an analysis by the Compensation Committee’s compensation consultant of similar provisions at companies in the Peer Group and other employment market-related data.

Potential payments to our NEOs upon termination or a change in control, assuming such termination or change in control were to occur on December 31, 2015, are as follows:

				Cash	Accelerated	Health	Other
	Termination	Total	Severance	Incentive	Equity	Benefits	Benefits
Name	Scenario	($)	($)	($)	($)(1)	($)(2)	($)
Michael Boustridge	Not for Cause/Good Reason	5,016,530	2,280,000	1,140,000	1,585,569	10,961	—
	Change in Control	9,118,732	3,040,000	1,520,000	4,545,243	13,489	—

Christian Mezger	Not for Cause/Good Reason	1,584,730	748,000	308,000	506,612	22,118	—
	Change in Control	3,623,566	1,309,000	539,000	1,742,389	33,177	—

Tina Piermarini	Not for Cause/Good Reason	1,441,398	748,000	308,000	378,666	6,732	—
	Change in Control	3,453,790	1,309,000	539,000	1,595,692	10,098	—

M. Sean Radcliffe	Not for Cause	858,860	446,250	262,500	127,992	22,118	—
	Change in Control	2,316,143	743,750	437,500	1,112,775	22,118

Eric Stine(3)	Resigned	—	—	—	—	—	—

(1)

Messrs. Boustridge and Mezger and Ms. Piermarini are entitled to vesting of their unvested equity scheduled to vest within the 12 months following a termination not for cause or for good reason and in the event of a change in control all unvested equity shall vest. Messrs. Radcliffe and Stine are entitled to vesting of their unvested equity scheduled to vest within the six months following a termination not for cause and in the event of a change in control all unvested equity shall vest. For purposes of this table, PRSUs granted in 2015 are valued at the “banked” performance level for the 2015 performance period and at the target performance level for the EBITA metric for the 2016 and 2017 performance periods, and all three performance periods are valued at target with respect to the relative TSR multiplier.

(2)

Mr. Boustridge is entitled to 18 months of health insurance benefits following a termination not for cause or for good reason and 24 months of health insurance benefits in the event of a change in control. Mr. Mezger and Ms. Piermarini are entitled to twelve months of health insurance benefits following a termination not for cause or for good reason and 18 months of health insurance benefits in the event of a change in control. Messrs. Radcliffe and Stine are entitled to 12 months of health insurance benefits following a termination not for cause or in the event of a change in control.

(3)	Mr. Stine resigned from the Company April 6, 2016 and was not entitled to any severance benefits.

ciber® 2016 Proxy Statement 51

Equity Compensation Plans

The following table sets forth information as of December 31, 2015, with respect to the Company’s equity compensation plans:

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted‑average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans/arrangements approved by security holders	4,447,036 (1)	$4.38	7,243,869 (2)
Equity compensation plans/arrangements not approved by security holders	1,213,018 (3)	$3.68	—
Total	5,660,054		7,243,869

(1)	Consists of 736,187 stock options with a weighted average price of $4.38, 3,710,849 RSUs and 183,240 PRSUs.
(2)

Consists of 5,158,049 shares remaining available for future grants at December 31, 2015, under our Amended and Restated 2004 Incentive Plan, plus 2,085,820 shares available for future sales to employees under our Employee Stock Purchase Plan.

(3)	Represents 815,217 stock options with a weighted average price of $3.68 and 397,801 RSUs issued as inducement awards.

52 ciber® 2016 Proxy Statement

Part 7—Independent Registered Public Accounting Firm

Report of the Audit Committee

The Audit Committee of the Board assists the Board in fulfilling its responsibilities for financial reporting compliance by reviewing the audited financial statements, reviewing the system of internal controls that management and the Board of Directors have established, and reviewing the overall audit process. The Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with our management and Ernst & Young LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, Communication With Audit Committees, and the Public Company Accounting Oversight Board (“PCAOB”) AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Ernst & Young LLP their independence.

Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the Members of the Audit Committee:

H. Paulett Eberhart, Chairman

Richard K. Coleman, Jr.

Mark Floyd

Auditor Fees and Services

The following table presents fees for professional services rendered by Ernst & Young LLP during fiscal 2014 and 2015.

	2015	2014
	($)	($)
Audit Fees	1,997,066	1,966,868
Audit-Related Fees	241,438	260,116
Tax Fees	13,950	12,390
All Other Fees	—	—

Audit Fees.  The aggregate fees billed in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for audit of our annual financial statements included in our Annual Reports on Form 10-K, review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, ciber® 2016 Proxy Statement 53

statutory audits required internationally, consents and accounting consultations, and such other services that generally only our independent registered public accounting firm can provide.

Audit-Related Fees.  The aggregate fees billed in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for employee benefit plan audits and certain attestation services not required by statute traditionally performed by independent registered public accounting firms.

Tax Fees.  The aggregate fees billed in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning. The nature of the tax compliance services provided in this category includes preparation of tax returns and refund claims. Tax planning services include assistance with tax audits and appeals, advice with respect to mergers, acquisitions, and dispositions or other technical advice.

All Other Fees.  The aggregate fees incurred in each of the last two fiscal years for products and services provided by Ernst & Young LLP, other than the services reported above. In each of the last two fiscal years, no fees were billed for services other than audit, audit-related, or tax services.

Independence of Our Registered Public Accounting Firm

The Audit Committee has considered the issue of the independence of our registered public accounting firm and concluded that the provision of services by Ernst & Young LLP in 2015 is consistent with maintaining the registered public accounting firm’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures as required by law that include criteria for considering whether the provision of the services would be compatible with maintaining the independence of our independent registered public accounting firm and a process by which the Chairman of the Audit Committee may approve such audit and non-audit services with subsequent review of all pre-approved services by the full Audit Committee. The Audit Committee pre-approved all audit and non-audit services in 2014 and 2015.

54 ciber® 2016 Proxy Statement

Part 8—Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who beneficially own greater than 10% of a registered class of our equity securities file initial reports of ownership and changes in ownership of such securities with us and the SEC. Based solely upon our review of copies of the Section 16(a) reports and the written representations we have received from our reporting persons, we believe that during the year ended December 31, 2015, all of our directors, executive officers, and greater than 10% beneficial owners were in compliance with Section 16(a) reporting requirements, other than a Form 3 by Mr. Stine relating to his designation as a Section 16 officer on December 8, 2015.

Electronic Availability of Meeting Information

Available Information.  This proxy statement has been made available on a website referened at the URL address included in the Notice of Internet Availability of Proxy Materials along with a copy of the Ciber, Inc. Annual Report on Form 10-K for the year ended December 31, 2015, as part of our 2015 Annual Report. We also maintain an electronic version of these materials on our website at www.ciber.com under “Investor Relations—Financials.”

On our website you will also find copies of our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to such reports filed or furnished by the Company. Our website also provides current corporate governance documents such as the Audit, Compensation, and Nominating/Corporate Governance Committee Charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and other useful information about Ciber.

Proposals for the 2017 Annual Meeting

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meeting of Shareholders. To have your proposal included in our proxy statement and to properly bring your proposal before the 2017 Annual Meeting of Shareholders, the Corporate Secretary of Ciber must receive your proposal at the address provided below by no later than December 30, 2016. In addition, all proposals must comply with our bylaws as well as Rule 14a-8 under the Securities Exchange Act of 1934 which provides the requirements for including a shareholder proposal in Company-sponsored proxy materials. Shareholders will be furnished a copy of our bylaws, without charge, upon written request to the Corporate Secretary. If we determine that a proposal or nominee does not meet these requirements, we reserve the right to deem it ineligible for inclusion in our proxy statement or for presentation to our shareholders at the next annual meeting.

Please address all shareholder proposals to:

Ciber, Inc.

Attention: Corporate Secretary

6312 South Fiddler’s Green Circle, Suite 600E

Greenwood Village, Colorado 80111

If any shareholder intends to present a proposal or nominee director at the 2017 Annual Meeting of Shareholders, but does not intend to include the proposal in our proxy statement or form of proxy, then the proposal or nomination must meet additional requirements. As provided in our bylaws, shareholders may submit proposals and make nominations for the election of directors only if notice of the shareholder’s intent to make such a nomination or nominations in proper written form has been received by our Corporate ciber® 2016 Proxy Statement 55

Secretary no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the commencement of the preceding year’s annual meeting. Accordingly, any proposals or nominees for the 2017 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than February 9, 2017, and no later than March 10, 2017.

Other Matters for the 2016 Annual Meeting

Our Board does not intend to bring any other business before the annual meeting and our Board is not aware of any other matters that will be presented at the annual meeting. In the event that any other business is properly brought before the annual meeting, the designated proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

* * * *

56 ciber® 2016 Proxy Statement

ANNEX A

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

Ciber reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Our management uses “revenue change adjusted for currency” as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; and as a useful comparison to the performance of our competitors. We believe that this non-GAAP measure is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides an additional tool to evaluate our performance. We have provided a reconciliations of this non-GAAP measure to its nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliation in arriving at the non-GAAP measure. “Revenue change adjusted for currency” as set forth in this proxy statement constitutes a non-GAAP financial measure within the meaning of Regulation G adopted by the SEC. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Year ended December 31, 2015
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(1.1)%	(7.8)%	(8.9)%

International	(4.2)%	(15.2)%	(19.4)%

ciber® 2016 Proxy Statement 57

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 9:59 pm Mountain Daylight Time on June 7, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CBR2016 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. CIBER, INC. WELLS FARGO SHAREOWNER SERVICES 161 NORTH CONCORD EXCHANGE SOUTH ST. PAUL, MN 55075 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 9:59 pm Mountain Daylight Time on June 7, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your proxy card by 5:00 pm Mountain Daylight Time on June 7, 2016. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E10656-P73846 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CIBER, INC. The Board of Directors recommends you vote FOR the following: Vote on Directors To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold AllAll For All Except ! ! ! 1. Election of Directors. Nominees: 01) Mark Floyd 02) Bobby G. Stevenson Vote on Proposals The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. Advisory vote to approve the compensation of our named executive officers. 3. Ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016. NOTE: This Proxy will be voted as directed. If no instructions are specified, this Proxy will be voted FOR ALL the director nominees and FOR Proposals 2 and 3. If any other business is properly presented at such meeting, this Proxy will be voted by the Proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2015 Annual Report are available at www.proxyvote.com. E10657-P73846 CIBER, INC. The undersigned hereby appoints Michael Boustridge and M. Sean Radcliffe, or either of them, with full power of substitution, as attorneys-in-fact, as agents and Proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $0.01 par value, of Ciber, Inc. (the "Company"), that the undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders (the "Meeting"), to be held on the Internet at www.virtualshareholdermeeting.com/CBR2016, on Wednesday, June 8, 2016 at 9:00 am Mountain Daylight Time, and at any and all adjournments or postponements thereof. Should you have an account in the Ciber 401(k) Savings Plan (the "Plan"), this Proxy represents the number of Ciber shares allocable to that Plan account, as well as, other shares registered in your name. As a "named fiduciary" under the Plan for Ciber shares allocable to that Plan account and shares for which no voting instructions are received, this Proxy will serve as voting instructions for Principal Trust Company, trustee for the Ciber 401(k) Plan, or its designee. The Plan provides that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for Ciber shares allocable to the Plan account by 5:00 pm Mountain Daylight time on June 7, 2016 if voting by mail or by 9:59 pm Mountain Daylight Time on June 7, 2016 if voting by telephone or Internet, those shares, and any other Ciber shares under the Plan for which no voting instructions are received, will be voted in accordance with the terms of the Plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL. Continued and to be signed on reverse side